Exhibit 2.1

EXECUTION COPY

TENDER OFFER AGREEMENT

BY AND BETWEEN

TOTAL GAS & POWER USA, SAS

AND

SUNPOWER CORPORATION

Dated as of April 28, 2011

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TABLE OF CONTENTS

(Continued)

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TENDER OFFER AGREEMENT

THIS TENDER OFFER AGREEMENT (this “Agreement”) is made and entered into as of April 28, 2011, by and between Total Gas & Power USA, SAS, a société par actions simplifiée organized under the laws of the Republic of France (“Parent”), and SunPower Corporation, a Delaware corporation (the “Company”). All capitalized terms that are used in this Agreement shall have the respective meanings ascribed thereto in Article I.

W I T N E S S E T H:

WHEREAS, it is proposed that Parent shall commence a tender offer (the “Offer”) to acquire up to that number of shares of Class A Common Stock which is equal to 60% of the shares of Class A Common Stock outstanding as of the close of business on April 27, 2011 (or such greater number of shares of Class A Common Stock as Parent may elect to purchase, subject to the terms of this Agreement), and up to that number of shares of Class B Common Stock which is equal to 60% of the shares of Class B Common Stock outstanding as of the close of business on April 27, 2011 (or such greater number of shares of Class B Common Stock as Parent may elect to purchase, subject to the terms of this Agreement) (collectively, the “Shares”) at a price of $23.25 per Share, net to the holder thereof in cash (such amount, or any higher amount per Share that may be paid pursuant to the Offer, being hereinafter referred to as the “Offer Price”), all upon the terms and subject to the conditions set forth herein.

WHEREAS, the Company Board has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the transactions contemplated hereby in accordance with the DGCL upon the terms and subject to the conditions contained herein and (iii) resolved to recommend that the holders of Shares accept the Offer and tender their Shares to Parent pursuant to the Offer.

WHEREAS, Parent and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and the transactions contemplated hereby to prescribe certain conditions with respect to the consummation of the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent and the Company hereby agree as follows:

ARTICLE I

DEFINITIONS & INTERPRETATIONS

1.1 Certain Definitions. For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

(a) “Acquisition Proposal” means any inquiry, indication of interest, offer or proposal relating to an Acquisition Transaction from any Person other than Parent or any of its Affiliates.

(b) “Acquisition Transaction” means any transaction or series of related transactions (other than a transaction with Parent or any of its Affiliates) involving:

(i) any direct or indirect purchase or other acquisition by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) from the Company of fifteen percent (15%) or more of the total outstanding equity interests in or voting securities of the Company, or any tender offer or exchange offer that, if consummated, would result in any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) beneficially owning fifteen percent (15%) or more of the total outstanding equity interests in or voting securities of the Company;

(ii) any direct or indirect purchase or other acquisition of fifty percent (50%) or more of any class of equity or other voting securities of one or more direct or indirect Subsidiaries of the Company, the business(es) of which, individually or in the aggregate, generate fifteen percent (15%) or more of the consolidated revenues of the Company and its Subsidiaries, taken as a whole (for the twelve-month period ending on the last day of the Company’s most recently completed fiscal year), or the assets of which, individually or in the aggregate, constitute fifteen percent (15%) or more (measured by the fair market value thereof as of the date of such transaction) of the consolidated assets of the Company and its Subsidiaries, taken as a whole, in each case excluding any purchase or other acquisition of any class of equity or other voting securities of Solar SPEs in the ordinary course of business;

(iii) any merger, consolidation, business combination, liquidation, dissolution, recapitalization, reorganization or other similar transaction involving (A) the Company pursuant to which the Company stockholders (as a group) immediately preceding such transaction hold less than eighty-five percent (85%) of the equity interests in or voting securities of the surviving or resulting entity of such transaction, or (B) one or more of the Subsidiaries of the Company, the business(es) of which, individually or in the aggregate, generate fifteen percent (15%) or more of the consolidated revenues (for the twelve-month period ending on the last day of the Company’s most recently completed fiscal year) of the Company and its Subsidiaries, taken as a whole, or the assets of which, individually or in the aggregate, constitute fifteen percent (15%) or more (measured by the fair market value thereof as of the date of such transaction) of the consolidated assets of the Company and its Subsidiaries, taken as a whole, pursuant to which the stockholders of each such

Subsidiary (as a group) immediately preceding such transaction hold less than fifty percent (50%) of the equity interests in or voting securities of the surviving or resulting entity of each such transaction; but in each case excluding any merger, consolidation, business combination, liquidation, dissolution, recapitalization, reorganization or other similar transaction involving any Solar SPE in the ordinary course of business;

(iv) any direct or indirect sale, transfer or disposition (other than in the ordinary course of business) of (A) assets of the Company which, individually or in the aggregate, constitute fifteen percent (15%) or more (measured by the fair market value thereof as of the date of such transaction) of the consolidated assets of the Company and its Subsidiaries, taken as a whole, or (B) (x) all or substantially all of the assets of one or more Subsidiaries, the business(es) of which, individually or in the aggregate, generate fifteen percent (15%) or more of the consolidated revenues of the Company and its Subsidiaries, taken as a whole (for the twelve-month period ending on the last day of the Company’s most recently completed fiscal year), or (y) assets of one or more of the Subsidiaries of the Company, which assets, individually or in the aggregate, constitute fifteen percent (15%) or more (measured by the fair market value thereof as of the date of such transaction) of the consolidated assets of the Company and its Subsidiaries, taken as a whole; but excluding in each case any direct or indirect sale, transfer or disposition of (x) assets of any Solar SPE in the ordinary course of business or (y) securities held by the Company or any of its Subsidiaries of any Person, which securities are listed on any national or internationally recognized securities exchange; or

(v) any combination of the foregoing transactions that results in one of the effects referenced in clause (i) – (iv) above.

(c) “Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

(d) “Affiliation Agreement” means that certain Affiliation Agreement, dated of even date herewith, by and between Parent and the Company.

(e) “Business Day” means any day, other than a Saturday, Sunday or any day which is a legal holiday under the laws of the State of California or New York or is a day on which banking institutions located in the State of California or New York are authorized or required by Law or other governmental action to close.

(f) “Business Facility” means current or former Company Real Properties, including the land, improvements thereon, the groundwater and soil thereunder, and the surface water thereon.

(g) “Class A Common Stock” means the Class A Common Stock, par value $0.001 per share, of the Company, together with the Preferred Stock Purchase Rights appurtenant thereto issued under the Company Rights Plan.

(h) “Class B Common Stock” means the Class B Common Stock, par value $0.001 per share, of the Company, together with the Preferred Stock Purchase Rights appurtenant thereto issued under the Company Rights Plan.

(i) “Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.

(j) “Company Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of January 2, 2011 set forth in the Company Form 10-K.

(k) “Company Board” means the board of directors of the Company.

(l) “Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

(m) “Company Common Stock” means the Class A Common Stock and the Class B Common Stock.

(n) “Company Form 10-K” means the Company’s Annual Report on Form 10-K for the fiscal year ended January 2, 2011 (as filed with the SEC on February 25, 2011).

(o) “Company Intellectual Property” means any and all Intellectual Property Rights that are owned by the Company or any of its Subsidiaries.

(p) “Company Option” means an option to purchase shares of Company Common Stock outstanding under any of the Company Plans.

(q) “Company Plans” means the 1996 Stock Plan, the Second Amended and Restated 2005 SunPower Corporation Stock Incentive Plan, as amended, and the PowerLight Corporation Common Stock Option and Common Stock Repurchase Plan.

(r) “Company Preferred Stock” means the Preferred Stock, par value $0.001 per share, of the Company.

(s) “Company Products” means the products and services marketed, sold or distributed by the Company or its Subsidiaries as of the date hereof.

(t) “Company Registered Intellectual Property” means all Registered Intellectual Property owned by, or filed in the name of, the Company or its Subsidiaries.

(u) “Company Restricted Stock” means shares of Company Common Stock that constitute unvested restricted stock or are otherwise subject to a right of repurchase or redemption by the Company.

(v) “Company Restricted Stock Unit” means a bookkeeping entry representing the equivalent of a share of Company Common Stock.

(w) “Company Rights Plan” means the Rights Agreement, dated August 12, 2008, by and between the Company and Computershare Trust Company, N.A., as Rights Agent, including the form of Certificate of Designation of Series A Junior Participating Preferred Stock, the form of Certificate of Designation of Series B Junior Participating Preferred Stock and the forms of Right Certificates, Assignment and Election to Purchase and the Summary of Rights attached thereto as Exhibits A, B, C and D, respectively.

(x) “Company Source Code” means source code for any software that constitutes or is distributed with any monitoring applications for any Company Product or that is material to any Company Product.

(y) “Company Stock Awards” means Company Options, Company Restricted Stock and Company Restricted Stock Units.

(z) “Contract” means any written contract, subcontract, agreement, purchase or sales order, note, bond, loan instrument, mortgage, indenture, guarantee, lease, sublease, license, sublicense, or other legally binding undertaking, commitment, arrangement or understanding of any kind or character.

(aa) “Credit Support Agreement” means that certain Credit Support Agreement, dated of even date herewith, by and between Total S.A. and the Company.

(bb) “Delaware Law” means the DGCL and any other applicable Law of the State of Delaware.

(cc) “DGCL” means Delaware General Corporation Law.

(dd) “EC Merger Regulation” means Council Regulation (EC) No. 139/2004 of 20 January 2004 of the Council of the European Union.

(ee) “Employee” means any current or former employee, officer or director of the Company or any ERISA Affiliate.

(ff) “Environmental Law” means any and all applicable Laws which prohibit, regulate, or control any Hazardous Substance or any Hazardous Substance Activity, including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act, the Clean Water Act, European

Union Directive 2002/96/EC on waste electrical and electronic equipment (“WEEE Directive”) and European Union Directive 2002/95/EC on the restriction on the use of hazardous substances (“EU RoHS Directive”), China’s Management Methods on the Control of Pollution Caused by Electronic Information Products (“China RoHs”), and laws of similar import, all as amended.

(gg) “Environmental Permit” means any permit, license, authorizations, consent, approval, franchise, certification, or clearance required by a Governmental Authority pursuant to Environmental Law.

(hh) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

(ii) “ERISA Affiliate” means any current or former Person or entity under common control with the Company or that, together with the Company, could be deemed a “single employer” within the meaning of Section 4001(b)(i) of ERISA or Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.

(jj) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

(kk) “GAAP” means generally accepted accounting principles, as applied in the United States.

(ll) “Governmental Authority” means any government, any governmental or regulatory entity or body, department, commission, board, agency, instrumentality or self-regulatory organization (including Nasdaq), and any court, tribunal or judicial body, in each case whether federal, state, county, provincial or local, and whether domestic or foreign.

(mm) “Hazardous Substance” means any substance, material, emission, or waste that is characterized or regulated under any Environmental Law as “hazardous,” a “pollutant,” “contaminant,” “toxic”, radioactive, or words of similar meaning or effect, or is otherwise a danger to health, reproduction or the environment, including without limitation petroleum and petroleum products, polychlorinated biphenyls and asbestos.

(nn) “Hazardous Substance Activity” means the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, labeling, exposure of others to, sale, or distribution of any Hazardous Substance or any product or waste containing a Hazardous Substance, or product manufactured with ozone depleting substances, including, without limitation, any required payment of waste fees or charges (including, but not limited to, so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements (including, but not limited to the RoHS and WEEE Directives and China RoHS).

(oo) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

(pp) “Intellectual Property Rights” means rights in any or all of the following: (i) patents and applications therefor (“Patents”); (ii) copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto including moral and economic rights of authors and inventors, however denominated (“Copyrights”); (iii) industrial designs and any registrations and applications therefor; (iv) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor (“Trademarks”); (v) domain names, domain name registrations and applications therefor; (vi) trade secrets (including, those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law), proprietary business, technical and know-how information, and non-public and confidential information (“Trade Secrets”); and (vii) any similar or equivalent rights to any of the foregoing (anywhere in the world).

(qq) “Intervening Event” means a material event, fact, circumstance or development, unknown to the Company Board as of the date hereof, which becomes known prior to the Offer Closing (other than, and not relating in any way to, an Acquisition Proposal).

(rr) “IRS” means the United States Internal Revenue Service or any successor thereto.

(ss) “International Employee Plans” means each Employee Plan that has been established, adopted or maintained by the Company or any ERISA Affiliate, or with respect to which the Company or any ERISA Affiliate will or may have any Liabilities, with respect to any Foreign Employees.

(tt) “Knowledge” of the Company, with respect to any matter in question, means the actual knowledge of any executive officer of the Company after reasonable inquiry of such executive officer’s direct reports who have primary responsibility for the matter in question. With respect to matters involving Intellectual Property Rights, Knowledge does not require the Company, its executive officers or their respective direct reports to have conducted or have obtained any freedom-to-operate opinions or similar opinions of counsel or any Patent, Trademark, or other Intellectual Property Rights clearance searches, and if not conducted or obtained, no knowledge of any third party Patents, Trademarks, or other Intellectual Property Rights that would have been revealed by such inquiries, opinions or searches will be imputed to the Company, its executive officers, or their respective direct reports.

(uu) “Law” means any and all applicable federal, state, provincial, local, municipal, foreign or other law, statute, treaty, constitution, principle of common law, ordinance, code, directive, order, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

(vv) “Legal Proceeding” means any action, suit, litigation, arbitration, criminal prosecution or other legal proceeding pending before any Governmental Authority.

(ww) “Liabilities” means any known or unknown liability, indebtedness, obligation or commitment of any kind, nature or character (whether accrued, absolute, contingent, matured, unmatured or otherwise and whether or not required to be recorded or reflected on a balance sheet prepared under GAAP).

(xx) “Lien” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, option, right of first refusal, preemptive right, community property interest or other legal restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

(yy) “Loan” means any extension of credit (including any commitment to extend credit).

(zz) “Matching Period” means the period beginning at 9:00 a.m. Pacific Time on the day immediately following the date of delivery by the Company to Parent of a Recommendation Change Notice or Superior Proposal Notice, as applicable, and ending at 9:00 a.m. Pacific Time on the fifth (5th) Business Day thereafter.

(aaa) “Material Adverse Effect” means any fact, circumstance, change or effect (each, an “Effect”) that, individually or when taken together with all other Effects that exist at the date of determination of the occurrence of the Material Adverse Effect has had or would reasonably be expected to have a material adverse effect on the business, operations, financial condition or results of operations of the Company, its Subsidiaries and the Solar SPEs taken as a whole; provided, however, that no Effects (by themselves or when aggregated with any other Effects) to the extent resulting from, arising out of or attributable to the following shall be deemed to be or constitute a “Material Adverse Effect,” and no Effects to the extent resulting from, arising out of or attributable to the following (by themselves or when aggregated with any other Effects) shall be taken into account when determining whether a “Material Adverse Effect” has occurred or would reasonably be expected to occur:

(i) general economic or political conditions, or changes in financial, credit or capital markets (including any suspension of trading in securities), in each case to the extent that such conditions and changes do not have a disproportionate impact on the Company, its Subsidiaries and the Solar SPEs, taken as a whole, relative to the solar industry generally;

(ii) general conditions in the solar industry to the extent that such conditions do not have a disproportionate impact on the Company, its Subsidiaries and the Solar SPEs taken as a whole, relative to the solar industry generally;

(iii) acts of war, armed hostilities, sabotage or terrorism (including any escalation or general worsening of any such acts of war, armed hostilities, sabotage or terrorism) or natural disasters to the extent that such events do not have a disproportionate impact on the Company, its Subsidiaries and the Solar SPEs taken as a whole, relative to the solar industry generally;

(iv) changes in Law or the adoption of, amendments to, or proposals by public officials or agencies regarding, Laws, regulations or government decrees providing economic support or financial incentives for the solar industry;

(v) changes in GAAP to the extent that such changes do not have a disproportionate impact on the Company, its Subsidiaries and the Solar SPEs taken as a whole, relative to the solar industry generally;

(vi) changes in interest or currency rates;

(vii) changes in the trading price or trading volume of the Company’s common stock, in and of itself (it being understood that, subject to the exceptions set forth in this definition, any underlying cause(s) of any such change may be deemed to constitute a Material Adverse Effect and may be taken into consideration when determining whether a Material Adverse Effect has occurred);

(viii) any failure by the Company to meet any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, or any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings, other financial performance or results of operations (it being understood that, subject to the exceptions set forth in this definition, any underlying cause(s) of any such failure may be deemed to constitute a Material Adverse Effect and may be taken into consideration when determining whether a Material Adverse Effect has occurred);

(ix) actions taken by or on behalf of Parent in relation to the Offer or the Company (including the taking of any action expressly required or contemplated by, this Agreement or the Related Agreements, or the failure to take any action expressly prohibited by this Agreement or the Related Agreements);

(x) the announcement or pendency of the Offer, this Agreement or the Related Agreements, including any loss of or adverse change in the relationship of the Company, its Subsidiaries or the Solar SPEs with their respective employees, customers, partners or suppliers to the extent resulting from, arising out of or attributable to the announcement or pendency of the Offer, this Agreement or the Related Agreements;

(xi) any Legal Proceeding made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) against the Company, its board of directors or Parent related to the Offer or the other transactions contemplated by this Agreement or the Related Agreements; and

(xii) any willful action taken by or on behalf of Total S.A. or Parent designed to harm the business or operations of the Company, its Subsidiaries or the Solar SPEs taken as a whole.

(bbb) “Nasdaq” means the Nasdaq Stock Market.

(ccc) “Offer Closing” means the acceptance for payment by Parent of Shares pursuant to the Offer.

(ddd) “Order” means any judgment, decision, decree, injunction, ruling, writ, assessment or order of any Governmental Authority that is binding on a Person or its property under applicable Laws.

(eee) “Parent Board” means the board of directors of Parent.

(fff) “Permitted Liens” means any or all of the following: (i) Liens for Taxes and other similar governmental charges and assessments which are not yet due and payable or liens for Taxes being contested in good faith by any appropriate proceedings and for which adequate reserves have been established; (ii) Liens of landlords and liens of carriers, warehousemen, mechanics, repairmen, workmen, contractors and materialmen and other like Liens arising in the ordinary course of business to secure obligations not in default or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established; (iii) undetermined or inchoate Liens, charges and privileges and any statutory Liens, licenses, charges, adverse claims, security interests or encumbrances of any nature whatsoever that are claimed or held by any Governmental Authority; (iv) security given in the ordinary course of business to any public utility, Governmental Authority or other statutory or public authority; (v) non-monetary defects, imperfections or irregularities in title, covenants, easements and rights-of-way (unrecorded and of record) and the requirements of any zoning, building and other similar codes or restrictions imposed on real property, in each case that do not adversely affect in any material respect the current use of the applicable real property; (vi) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation; (vii) pledges and deposits to secure the performance of bids, construction contracts, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business consistent with past practice; (viii) Liens securing payment obligations under supply contracts; (ix) Liens which do not materially impair the use or operation of the property subject thereto arising in the ordinary course of business to secure obligations not in default or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established; and (x) non-exclusive licenses of Intellectual Property Rights granted by the Company or its Subsidiaries in the ordinary course of business.

(ggg) “Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.

(hhh) “Registered Intellectual Property” means Intellectual Property Rights that have been registered, applied for, filed, certified or otherwise perfected, issued, or recorded with or by any Governmental Authority, including any quasi-public legal authority.

(iii) “Registration Rights Agreement” means that certain Registration Rights Agreement, dated of even date herewith, by and between Parent and the Company.

(jjj) “Related Agreements” means the Credit Support Agreement, the Affiliation Agreement, the Registration Rights Agreement, the R&D Agreement, the Total S.A. Tender Offer Guaranty, the Total S.A. Affiliation Agreement Guaranty and the Tenesol Term Sheet.

(kkk) “R&D Agreement” means the Research & Collaboration Agreement dated of even date herewith by and between Parent and the Company.

(lll) “Representatives” means, with respect to any Person, any directors, officers, employees, controlled Affiliates and any investment bankers, attorneys, advisors, representatives or other agents of such Person.

(mmm) “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 or any successor thereto.

(nnn) “SEC” means the United States Securities and Exchange Commission or any successor thereto.

(ooo) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

(ppp) “Solar SPE” means any directly or indirectly owned special purpose vehicles established to facilitate solar system sales in the ordinary course of the Company’s utility and power plant or large commercial business lines.

(qqq) “Subsidiary” of any Person means (i) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one of more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (ii) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has more than fifty percent (50%) of the ownership and power to direct the policies, management and affairs thereof; provided, however that, solely for purposes of Article III, in no event shall any Solar SPEs, directly or indirectly held by the Company be considered Subsidiaries of the Company.

(rrr) “Superior Proposal” means any unsolicited, bona fide written offer or proposal (that has not been withdrawn) for an Acquisition Transaction on terms that the Company Board shall have determined in good faith (after consultation with its financial advisor and outside legal counsel and taking into consideration, in addition to any other factors determined by the Company Board in good faith to be relevant, (A) all financial considerations relevant thereto, including conditions in the financial and credit markets, (B) the identity of the Person(s) making such offer or proposal and the parties providing any of the financing for the transaction contemplated thereby, and the prior history of such Person(s) and sources of financing in connection with the consummation or failure to consummate similar transactions, (C) the anticipated timing, conditions and prospects for completion of the transaction contemplated by such offer or proposal, and (D) the other terms and conditions of such offer or proposal and the implications thereof on the Company, including relevant legal, regulatory and other aspects of such offer or proposal deemed relevant by the Company Board) would be more favorable to the Company’s stockholders than the Offer (or any proposal delivered by Parent in accordance with Section 5.4(c)(iv) or Section 6.1(g)); provided, however, that for purposes of the reference to an “Acquisition Proposal” in this definition of a “Superior Proposal,” all references in the definition of “Acquisition Transaction” to “fifteen percent (15%) or more” shall be deemed to be references to “at least a majority,” and the reference in the definition of “Acquisition Transaction” to “eighty-five percent (85%)” shall be deemed to be a reference to “fifty percent (50%)”.

(sss) “Tax” means (i) any and all U.S. federal, state and local and non-U.S. taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, escheat, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being or having been a member of an affiliated, consolidated, combined, unitary or similar group for any period (including any liability under Treasury Regulation Section 1.1502-6 or any comparable provision of foreign, state or local law) and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) or as a result of any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor or transferor or otherwise by operation of law.

(ttt) “Tax Returns” means all returns, declarations, reports, estimates, statements and other documents filed or required to be filed in respect of any Taxes, including any attachments, addenda or amendments thereto.

(uuu) “Tenesol Term Sheet” means the non-binding term sheet between Parent and the Company dated of even date herewith relating to the potential acquisition of Tenesol S.A.

(vvv) “Total S.A.” means Total S.A., an indirect parent corporation of Parent.

(www) “Total S.A. Affiliation Agreement Guaranty” means the Guaranty dated of even date herewith by and between Total S.A. and the Company in respect of the Affiliation Agreement.

(xxx) “Total S.A. Tender Offer Agreement Guaranty” means the Guaranty dated of even date herewith by and between Total S.A. and the Company in respect of this Agreement.

(yyy) “Treasury Regulation” means the regulations in force as final or temporary that have been issued by the U.S. Department of Treasury pursuant to its authority under the Code, and any successor regulations.

(zzz) “WARN” means the Worker Adjustment and Retraining Notification Act or any similar state or local Law, including any similar Law of a non-U.S. jurisdiction.

1.2 Additional Definitions. The following capitalized terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
Acceptable Confidentiality Agreement	5.3(c)
Acquisition Proposal	1.1(a)
Acquisition Transaction	1.1(b)
Affiliate	1.1(c)
Agreement	Preamble
Antitrust Division	5.2(a)
Applicable Governmental Authorities	5.2(a)
Assets	3.19
Business Day	1.1(e)
Business Facility	1.1(f)
Capitalization Date	3.4(a)
China RoHs	1.1(ff)
Class A Common Stock	1.1(g)
Class B Common Stock	1.1(h)
Code	1.1(i)
Collective Bargaining Agreements	3.13(a)(xiii)
Commission	5.2(a)
Company	Preamble
Company Balance Sheet	1.1(j)
Company Board	1.1(k)
Company Board Recommendation	5.4(a)
Company Board Recommendation Change	5.4(b)
Company Capital Stock	1.1(l)
Company Common Stock	1.1(m)
Company Compensation Committee	5.13

Term	Section Reference
Company Disclosure Schedule	Article III
Company Form 10-K	1.1(n)
Company Intellectual Property	1.1(o)
Company Option	1.1(p)
Company Plans	1.1(q)
Company Preferred Stock	1.1(r)
Company Products	1.1(s)
Company Real Properties	3.17(a)
Company Registered Intellectual Property	1.1(t)
Company Restricted Stock	1.1(u)
Company Restricted Stock Unit	1.1(v)
Company SEC Reports	3.6
Company Securities	3.4(c)
Company Source Code	1.1(x)
Company Stock Awards	1.1(y)
Competing Acquisition Transaction	6.3(b)(i)
Confidentiality Agreement	5.11
Consent	3.3(b)
Contract	1.1(z)
Convertible Debentures	3.4(a)
Copyrights	1.1(pp)
Covered Securityholders	5.13
Cypress	5.9(a)
Delaware Law	1.1(bb)
DGCL	1.1(cc)
Effect	1.1(aaa)
Employee	1.1(ee)
Employee Plans	3.15(a)
Employment Compensation Arrangements	5.13
Environmental Law	1.1(ff)
Environmental Permit	1.1(gg)
ERISA	1.1(hh)
ERISA Affiliate	1.1(ii)
EU RoHS DirectiveEU RoHS Directive	1.1(ff)
Exchange Act	1.1(jj)
Expiration Date	2.1(d)(i)
Filed SEC Documents	Article III
Foreign Employees	3.15(m)
FTC	5.2(a)
Fundamental Representations	Annex A
GAAP	1.1(kk)
Government Contract	3.13(d)

Term	Section Reference
Governmental Authority	1.1(ll)
Ground Leases	3.17(a)
Hazardous Substance	1.1(mm)
Hazardous Substance Activity	1.1(nn)
HSR Act	1.1(oo)
Intellectual Property Rights	1.1(pp)
International Employee Plans	1.1(ss)
Intervening Event	1.1(qq)
IRS	1.1(rr)
Joint Venture	3.5(a)
Knowledge	1.1(tt)
Law	1.1(uu)
Leased Real Property	3.17(a)
Leases	3.17(a)
Legal Proceeding	1.1(vv)
Liabilities	1.1(ww)
Lien	1.1(xx)
Loan	1.1(yy)
Material Adverse Effect	1.1(aaa)
Material Contract	3.13(a)
Minimum Condition	2.1(a)(i)
Nasdaq	1.1(bbb)
Offer	Recitals
Offer Closing	1.1(ccc)
Offer Documents	2.1(g)(i)(A)
Offer Price	Recitals
Offer to Purchase	2.1(a)
Open Source Materials	3.20(i)
Order	1.1(ddd)
Outbound IP Contracts	3.13(a)(xvi)
Out-Licenses	3.13(a)(xvi)
Owned Properties	3.17(a)
Owned Property	3.17(a)
Parent	Preamble
Parent Board	1.1(eee)
Parent Disclosure Schedule	Article IV
Parent Expenses	6.3(b)(iv)
Patents	1.1(pp)
Permits	3.11
Permitted Liens	1.1(fff)
Person	1.1(ggg)
Recommendation Change Notice	5.4(c)(ii)

Term	Section Reference
Registered Intellectual Property	1.1(hhh)
Related Agreements	1.1(jjj)
Reclassification Proposal	5.9(a)
Representatives	1.1(lll)
Sarbanes-Oxley Act	1.1(mmm)
Schedule TO	2.1(g)(i)(A)
Schedule 14D-9	2.2(b)
SEC	1.1(nnn)
Securities Act	1.1(ooo)
Shares	Recitals
Fundamental Representations	(1)(5)
Subsidiary	1.1(qqq)
Subsidiary Securities	3.5(d)
Superior Proposal	1.1(rrr)
Superior Proposal Notice	6.1(g)
Tax	1.1(sss)
Tax Returns	1.1(ttt)
Termination Date	6.1(b)
Termination Fee	6.3(b)(i)
Trade Secrets	1.1(pp)
Trademarks	1.1(pp)
Treasury Regulation	1.1(yyy)
WARN	1.1(zzz)
U.S. Employee Plan	3.15(a)
WEEE Directive	1.1(ff)

1.3 Certain Interpretations.

(a) Unless otherwise indicated, all references herein to Articles, Sections, Annexes, Exhibits or Schedules, shall be deemed to refer to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.

(b) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(c) As used in this Agreement, the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not mean simply “if.”

(d) As used in this Agreement, all references to the “date hereof” shall refer to the date this Agreement is made and entered into.

(e) As used in this Agreement, the singular or plural number shall be deemed to include the other whenever the context so requires.

(f) Unless otherwise specifically indicated, all references herein to dollars or “$” shall mean and refer to U.S. denominated dollars.

(g) Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person.

(h) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(i) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(j) No parol evidence shall be introduced in the construction or interpretation of this Agreement unless the ambiguity or uncertainty in issue is plainly discernable from a reading of this Agreement without consideration of any extrinsic evidence.

(k) Although the same or similar subject matters may be addressed in different provisions of this Agreement, the parties intend that, except as reasonably apparent on the face of the Agreement or as expressly provided in this Agreement, each such provision shall be read separately, be given independent significance and not be construed as limiting any other provision of this Agreement (whether or not more general or more specific in scope, substance or content).

ARTICLE II

THE OFFER

2.1 The Offer.

(a) Terms and Conditions of the Offer. Provided that this Agreement shall not have been terminated pursuant to Article VI and that none of the events set forth in paragraph (3), paragraph (4) or paragraph (7) of Annex A hereto shall exist or shall have occurred and be continuing, as promptly as practicable after the date hereof (but in no event more than ten (10) Business Days thereafter), Parent shall commence (within the meaning of Rule 14d-2 promulgated under the Exchange Act) the Offer to purchase up to that number of shares of Class A Common Stock which is equal to 60% of the shares of Class A Common Stock outstanding as of the close of business on April 27, 2011 and up to that number of shares of Class B Common Stock which is equal to 60% of the shares of Class B Common Stock outstanding as of the close of business on April 27, 2011, at a price per Share equal to the Offer Price; provided, however, that Parent may at its sole election and so long as it does not amend or extend the Offer, (x) purchase an additional number of shares of Class A Common Stock that are validly tendered and not properly withdrawn, so long as (i) such additional number of shares of Class A Common Stock do not exceed two percent (2%) of the total number of shares of Class A Common Stock outstanding at the close of business on the Business Day prior to the Expiration Date, and (ii) the total number of shares of Class A Common Stock purchased by Parent in the Offer, together with the number of shares of Class A Common Stock (if any) then owned beneficially by any “group” (as defined in or under Section 13(d) of the Exchange Act) of which Parent is a member, does not exceed sixty percent (60%) of the total number of shares of Class A Common Stock that are outstanding at the close of business on the Business Day prior to the Expiration Date, and (y) purchase an additional number of shares of Class B Common Stock that are validly tendered and not properly withdrawn, so long as (i) such additional number of shares of Class B Common Stock do not exceed two percent (2%) of the total number of shares of Class B Common Stock outstanding at the close of business on the Business Day prior to the Expiration Date, and (ii) the total number of shares of Class B Common Stock purchased by Parent in the Offer, together with the number of shares of Class B Common Stock (if any) then owned beneficially by any “group” (as defined in or under Section 13(d) of the Exchange Act) of which Parent is a member, does not exceed sixty percent (60%) of the total number of shares of Class B Common Stock that are outstanding at the close of business on the Business Day prior to the Expiration Date. The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that is disseminated to all of the Company stockholders and contains the terms and conditions set forth in this Agreement and in Annex A. Parent shall use its reasonable best efforts to consummate the Offer, subject to the terms and conditions hereof and thereof. The Offer shall be subject only to:

(i) the condition (the “Minimum Condition”) that, prior to the expiration of the Offer, there be validly tendered (not including Shares tendered pursuant to procedures for guaranteed delivery) and not withdrawn in accordance with the terms of the Offer:

(A) that number of shares of Class A Common Stock which, together with the number of shares of Class A Common Stock (if any) then owned beneficially by any “group” (as defined in or under Section 13(d) of the Exchange Act) of which Parent is a member, constitutes at least a majority of the total number of then outstanding shares of Class A Common Stock; and

(B) that number of shares of Class B Common Stock which, together with the number of shares of Class B Common Stock (if any) then owned beneficially by any “group” (as defined in or under Section 13(d) of the Exchange Act) of which Parent is a member, constitutes at least a majority of the total number of then outstanding shares of Class B Common Stock; and

(ii) the other conditions set forth in Annex A.

(b) Waiver of Conditions. Parent expressly reserves the right to waive any of the conditions to the Offer and to make any change in the terms of or conditions to the Offer; provided, however, that notwithstanding the foregoing or anything to the contrary set forth herein, without the prior written consent of the Company, Parent may not: (i) waive the Minimum Condition or the conditions set forth in clause (2), (3), (4) or (8) of Annex A, or (ii) make any other change in the terms of, or conditions to, the Offer that (A) changes the form of consideration to be paid in the Offer, (B) decreases the Offer Price or increases or decreases the number of Shares sought in the Offer, other than increases in the number of Shares to be purchased by Parent in the Offer as expressly permitted by the provisions of Section 2.1(a), (C) extends the Offer, other than in a manner permitted or required by the provisions of Section 2.1(d)(ii), (D) imposes conditions to the Offer other than those set forth in Annex A, (E) modifies the conditions set forth in Annex A, or (F) amends any other term or condition of the Offer in any manner that is adverse to the holders of Shares.

(c) Adjustments to the Offer Price. Notwithstanding anything to the contrary set forth in this Agreement, the Offer Price shall be adjusted appropriately to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into shares of Company Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Company Common Stock having a record date on or after the date hereof and prior to the Offer Closing.

(d) Expiration and Extension of the Offer.

(i) Unless the Offer is extended pursuant to and in accordance with Section 2.1(d)(ii), the Offer shall expire at midnight, New York Time, on the date that is twenty (20) business days (for this purpose calculated in accordance with Section 14d-1(g)(3) promulgated under the Exchange Act) after the date the Offer is first commenced (within the meaning of Rule 14d-2 promulgated under the Exchange Act). In the event that the Offer is extended pursuant to Section 2.1(d)(ii), then the Offer shall expire on the date and at the time to which the Offer has been so extended. The date upon which the Offer expires pursuant hereto (as such expiration date may be extended pursuant hereto) is referred to herein as the “Expiration Date.”

(ii) Notwithstanding the provisions of Section 2.1(d)(i) or anything to the contrary set forth in this Agreement:

(A) Parent shall extend the Offer for any period required by any Law or Order, or any rule, regulation, interpretation or position of the SEC or its staff or Nasdaq, in any such case which is applicable to the Offer;

(B) subject to clause (C) below, in the event that any condition to the Offer (other than the conditions set forth in paragraphs (7) and (8) of Annex A) is not satisfied or waived by Parent (if permitted hereunder) as of any then scheduled expiration of the Offer, but each of the conditions set forth in paragraphs (7) and (8) of Annex A is satisfied at such time, Parent shall extend the Offer for successive periods of ten (10) Business Days each in order to permit the satisfaction of all such conditions to the Offer;

(C) in the event that the Minimum Condition is not satisfied as of any then scheduled expiration of the Offer, but all of the other conditions to the Offer are satisfied at such time, Parent shall extend the Offer for one or more successive extension periods in order to permit the satisfaction of the Minimum Condition; provided, however, that Parent shall not be required to extend the Offer pursuant to this clause (C) for an aggregate of more than thirty (30) calendar days; and

(D) without limiting the obligations of Parent under the foregoing subsections of this Section 2.1(d)(ii), in the event that the condition to the Offer set forth in paragraph (7) of Annex A is not satisfied or waived by Parent (if permitted hereunder) as of any then scheduled expiration of the Offer, Parent may (at the sole discretion of Parent) extend the Offer for one or more successive extension periods in order to permit the satisfaction of such condition to the Offer; provided, however, that Parent shall not be permitted to extend the Offer pursuant to this clause (D) for an aggregate of more than thirty (30) calendar days without the Company’s consent;

provided, however, that (x) Parent shall not be required to extend the Offer beyond the Termination Date and (y) the foregoing clauses (A), (B), (C) and (D) of this Section 2.1(d)(ii) shall not be deemed to impair, limit or otherwise restrict in any manner the right of the parties to terminate this Agreement pursuant to the terms of Article VI.

(iii) Parent shall not extend the Offer in any manner other than pursuant to and in accordance with the provisions of Section 2.1(d)(ii) without the prior written consent of the Company.

(e) Payment for Shares. On the terms and subject to conditions set forth in this Agreement and the Offer, including Section 2.1(f), Parent shall accept for payment, and pay the Offer Price for, all Shares that are validly tendered and not withdrawn pursuant to the Offer promptly (within the meaning of Rule 14e-1(c) promulgated under the Exchange Act) after the expiration of the Offer. The Offer Price payable in respect of each Share validly tendered and not withdrawn pursuant to the Offer shall be paid net to the holder thereof in cash, without interest, subject to reduction for any applicable withholding taxes payable in respect thereof. If this Agreement is terminated pursuant to Article VI, Parent shall promptly, irrevocably and unconditionally terminate the Offer and shall not acquire any Shares pursuant thereto. If the Offer is terminated by Parent, or this Agreement is terminated prior to the purchase of Shares in the Offer, Parent shall promptly return, and shall cause any depositary acting on behalf of Parent to return, in accordance with applicable Law, all tendered Shares that have not then been purchased in the Offer to the registered holders thereof.

(f) Proration.

(i) If and to the extent that a number of shares of Class A Common Stock greater than 60% of the shares of Class A Common Stock outstanding as of the close of business on April 27, 2011 (or such greater number of shares of Class A Common Stock as Parent may elect to purchase in the Offer as expressly permitted by the provisions of Section 2.1(a)) is validly tendered prior to the Expiration Date, and not properly withdrawn, then, in accordance with Section 14(d)(6) of the Exchange Act, the number of shares of Class A Common Stock validly tendered and not properly withdrawn by each Company stockholder shall be deemed decreased on a pro rata basis (with fractional Shares rounded to the nearest whole Share) such that the aggregate number of shares of Class A Common Stock accepted for payment, and paid for, in the Offer by Parent shall be equal to 60% of the shares of Class A Common Stock outstanding as of the close of business on April 27, 2011 (or such greater number of shares of Class A Common Stock as Parent may elect to purchase in the Offer as expressly permitted by the provisions of Section 2.1(a)).

(ii) If and to the extent that a number of shares of Class B Common Stock greater than 60% of the shares of Class B Common Stock outstanding as of the close of business on April 27, 2011 (or such greater number of shares of Class B Common Stock as Parent may elect to purchase in the Offer as expressly permitted by the provisions of Section 2.1(a)) is validly tendered prior to the Expiration Date, and not properly withdrawn, then, in accordance with Section 14(d)(6) of the Exchange Act, the number of shares of Class B Common Stock validly tendered and not properly withdrawn by each Company stockholder shall be deemed decreased on a pro rata basis (with fractional Shares rounded to the nearest whole Share) such that the aggregate number of shares of Class B Common Stock accepted for payment, and paid for, in the Offer by Parent shall be equal to 60% of the shares of Class B Common Stock outstanding as of the close of business on April 27, 2011 (or such greater number of shares of Class B Common Stock as Parent may elect to purchase in the Offer as expressly permitted by the provisions of Section 2.1(a)).

(iii) Parent shall return all shares not accepted for payment to such Company stockholder or, in the case of tendered shares delivered by book-entry transfer, credited to the account at the book-entry transfer facility from which the transfer had previously been made, promptly after the expiration or termination of the Offer in each case, in accordance with the procedures described in the Offer Documents.

(g) Schedule TO; Offer Documents.

(i) As soon as practicable on the date the Offer is first commenced (within the meaning of Rule 14d-2 promulgated under the Exchange Act), Parent shall:

(A) prepare and, in consultation with the Company, file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule TO”) with respect to the Offer in accordance with Rule 14d-3(a) promulgated under the Exchange Act, which Schedule TO shall contain as an exhibit the Offer to Purchase and forms of the letter of transmittal and summary advertisement, if any, and other customary ancillary documents, in each case in respect of the Offer (together with any supplements or amendments thereto, the “Offer Documents”);

(B) deliver a copy of the Schedule TO, including all exhibits thereto, to the Company at its principal executive offices in accordance with Rule 14d-3(a) promulgated under the Exchange Act;

(C) give telephonic notice of the information required by Rule 14d-3 promulgated under the Exchange Act, and mail by means of first class mail a copy of the Schedule TO, to Nasdaq in accordance with Rule 14d-3(a) promulgated under the Exchange Act; and

(D) cause the Offer Documents to be disseminated to all holders of Shares as and to the extent required by the Exchange Act.

(ii) Subject to the provisions of Section 5.4, the Schedule TO and the Offer Documents may include a description of the determinations, approvals and recommendations of the Company Board set forth in Section 2.2(a) and Section 5.4(a) that relate to the Offer. The Company shall furnish in writing to Parent all information concerning the Company and its Subsidiaries that is reasonably determined by Parent to be required by applicable Law and reasonably requested by Parent to be included in the Schedule TO or the Offer Documents so as to enable Parent to comply with its obligations under this Section 2.1(g). Parent and the Company shall cooperate in good faith to determine the information regarding the Company that is necessary or reasonably appropriate to include in the Schedule TO and the Offer Documents in order to satisfy applicable Laws. Each of Parent and the Company shall promptly correct any statements or information provided by it or any of its respective Representatives for use in the Schedule TO or the Offer Documents if and to the extent that such statements or information shall have become false or misleading in any material respect. Parent shall take all steps necessary to cause the Schedule TO and the Offer Documents, as so corrected, to be filed with the SEC and the other Offer Documents, as so corrected, to be disseminated to the Company stockholders, in each case as and to the extent required by applicable Laws, by the SEC or its staff or by Nasdaq. Parent shall provide the Company and its counsel a reasonable opportunity to review and comment on the Schedule TO and the Offer Documents prior to the filing thereof with the SEC, and Parent shall give reasonable and good faith consideration to any comments made by the Company and its counsel (it being understood that the Company and its counsel shall provide any comments thereon as soon as reasonably practicable). Parent shall provide in writing to the Company and its counsel any and all comments or other communications, whether written or oral, that Parent or its counsel may receive from the SEC or its staff with respect to the Schedule TO and the Offer Documents promptly after such receipt, and Parent shall provide the Company and its counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff (including a reasonable opportunity to review and comment on any such response, to which Parent shall give reasonable and good faith consideration to any comments made by the Company and its counsel) and to participate in any discussions with the SEC or its staff regarding any such comments.

2.2 Company Actions.

(a) Company Determinations, Approvals and Recommendations. The Company hereby approves and consents to the Offer and represents and warrants to Parent that, at a meeting duly called and held prior to the date hereof, the Company Board has unanimously, upon the terms and subject to the conditions set forth herein:

(i) determined that this Agreement is advisable;

(ii) determined that this Agreement and the transactions contemplated hereby, including the Offer, are at a price and on terms that are in the best interests of the Company and the holders of Shares;

(iii) approved this Agreement, the transactions contemplated hereby (including the Offer) and the transactions expressly permitted by the Affiliation Agreement, which approval, to the extent applicable, and assuming that the representations of Parent set forth in Section 4.5 are accurate, constituted approval under the provisions of Section 203 of the DGCL as a result of which this Agreement, the transactions contemplated hereby (including the Offer) and any transaction expressly permitted by the Affiliation Agreement, are not and will not be subject to the provisions of, or any restrictions under, the provisions of Section 203 of the DGCL; and

(iv) resolved to recommend that the holders of Shares accept the Offer and tender their Shares to Parent pursuant to the Offer; provided, however, that such recommendation may be withheld, withdrawn, amended or modified in accordance with the terms of Section 5.4.

The Company hereby consents to the inclusion of the foregoing determinations and approvals in the Offer Documents and, to the extent that the foregoing recommendation of the Company Board is not withheld, withdrawn, amended or modified in accordance with Section 5.4, the Company hereby consents to the inclusion of such recommendation in the Offer Documents.

(b) Schedule 14D-9. The Company shall (i) file with the SEC, on the same day as the filing by Parent of the Schedule TO, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule 14D-9”) and (ii) cause the Schedule 14D-9 to be mailed to the Company stockholders, to the extent reasonably practical together with the Offer Documents, promptly after the commencement of the Offer (within the meaning of Rule 14d-2 promulgated under the Exchange Act). Subject to the provisions of Section 5.4, the Schedule 14D-9 shall include a description of the determinations, approvals and recommendations of the Company Board (including the Company Board Recommendation) set forth in Section 2.2(a) and Section 5.4(a). Each of Parent shall furnish in writing to the Company all information concerning Parent that is reasonably determined by the Company to be required by applicable Law and reasonably requested by the Company to be included in the Schedule 14D-9 so as to enable the Company to comply with its obligations under this Section 2.2(b). Parent and the Company shall cooperate in good faith to determine the information regarding the Company that is necessary or reasonably appropriate to include in the Schedule 14D-9 in order to satisfy applicable Laws. Each of the Company and Parent shall promptly correct any statements or information provided by it or any of its respective Representatives for use in the Schedule 14D-9 if and to the extent that such statements or information shall have become false or misleading in any material respect. The Company shall take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to the Company stockholders, in each case as and to the extent required by applicable Laws. Unless the Company Board has effected a Company Board Recommendation Change, the Company shall provide Parent and its counsel a reasonable opportunity to review and comment on the Schedule 14D-9 prior to the filing thereof with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by Parent and its counsel (it being understood that Parent and its counsel shall provide any comments thereon as soon as reasonably practicable). Unless the Company Board has effected a Company Board Recommendation Change, the Company shall provide in writing to Parent and its counsel any comments or other communications, whether written or oral, the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after such receipt, and unless the Company Board has effected a Company Board Recommendation Change, the Company shall provide Parent and its counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff (including a reasonable opportunity to review and comment on any such response, to which the Company shall give reasonable and good faith consideration to any comments made by Parent and its counsel) and to participate in any discussions with the SEC or its staff regarding any such comments.

(c) Company Information. The Company shall provide to Parent as promptly as practicable after the date hereof, and shall use its reasonable best efforts to provide to Parent no later than April 30, 2011, a true and correct determination of the number of shares of Class A Common Stock and Class B Common Stock outstanding as of the close of business on April 27, 2011. In connection with the Offer, the Company shall, or shall use its reasonable best efforts to cause its transfer agent to, furnish Parent with such assistance and such information as Parent or its agents may reasonably request in order to disseminate and otherwise communicate the Offer to the record and beneficial holders of shares of Company Common Stock, including a list, as of the most recent practicable date, of the stockholders of the Company, mailing labels and any available listing or computer files containing the names and addresses of all record and beneficial holders of shares of Company Common Stock, and lists of security positions of shares of Company Common Stock held in stock depositories (including updated lists of stockholders, mailing labels, listings or files of securities positions). Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, Parent shall hold in confidence the information contained in such lists, mailing labels and computer files labels, and shall use such information only in connection with the transactions contemplated by this Agreement, including the Offer, and, if this Agreement shall be terminated in accordance with Article VII, shall deliver to the Company all copies of such information then in their possession.

2.3 Section 14(f) of Exchange Act. The Company’s obligation to appoint Parent’s designees to the Company Board pursuant to the terms of the Affiliation Agreement and the Company’s obligations under the remainder of this Section 2.3 shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder and the Company’s receipt of sufficient information from Parent to enable the Company to include in the Schedule 14D-9 the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in respect of Parent’s designees to the Company Board. The Company shall take all action required pursuant to this Section 2.3 and Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 2.3, and shall include in the Schedule 14D-9 such information with respect to the Company and its directors and officers, as well as Parent’s designees to the Company Board, as is required under such Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 2.3. Parent shall provide to the Company in writing, and be solely responsible for, any information with respect to itself and its designees to the Company Board required by such Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as disclosed in the reports, schedules, forms, statements and other documents filed by the Company with the SEC or furnished by the Company to the SEC (other than in any “risk factor” disclosures or any other forward looking statements set forth therein) since January 1, 2008 and prior to the date of this Agreement, in each case pursuant to the Exchange Act (the “Filed SEC Documents”) or (ii) as set forth in the disclosure letter (the “Company Disclosure Schedule”) delivered by the Company to Parent dated as of the date hereof, which Company Disclosure Schedule identifies by reference to, or has been grouped under a heading referring to, a specific section of this Agreement and constitutes an exception hereto and disclosure made pursuant to any section of the Company Disclosure Schedule shall be deemed to be disclosed against each of the other sections of this Agreement to the extent the applicability of the disclosure to such other section is reasonably apparent from the disclosure made (without reference to the underlying documents referenced therein), the Company hereby represents and warrants to Parent as follows:

3.1 Organization and Standing.

(a) The Company is a corporation duly organized and validly existing under Delaware Law. The Company is in good standing under Delaware Law. The Company has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets.

(b) The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The most recent copies of the certificate of incorporation and bylaws of the Company that have been filed with the SEC are complete and correct copies thereof as in effect on the date hereof. The Company is not in violation of its certificate of incorporation or bylaws, and the Company has not violated its certificate of incorporation or bylaws in the last five (5) years.

3.2 Corporate Approvals.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and each of the Related Agreements to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and each of the Related Agreements to which it is a party, the performance by the Company of its obligations hereunder and thereunder, and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company and no additional corporate or other actions or proceedings on the part of the Company are necessary to authorize this Agreement or any of the Related Agreements to which it is a party or the consummation of the transactions contemplated hereby or thereby. This Agreement and each of the Related Agreements to which the Company is a party have been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties thereto, constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, except that such enforceability may be limited by applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium and other similar Laws affecting or relating to creditors rights generally and is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

(b) At a meeting duly called and held on April 28, 2011, the Company Board unanimously (i) determined that this Agreement and the transactions contemplated hereby are fair to, and that the transactions contemplated by this Agreement and the Related Agreements to which it is a party are in the best interests of the Company stockholders, (ii) approved the execution and delivery by the Company of this Agreement and each of the Related Agreements to which it is a party, the performance by the Company of its covenants and obligations set forth herein and therein and the consummation of the transactions contemplated hereby and thereby upon the terms and conditions set forth herein and therein, and (iii) resolved to make the Company Board Recommendation. As of the date hereof, the Company Board has not rescinded or modified in any way the foregoing determinations and actions.

(c) Assuming that the representations of Parent set forth in Section 4.5 are accurate, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL are not applicable to this Agreement, the Offer or any transaction expressly permitted by the Affiliation Agreement.

(d) The Company has taken all action required so that (i) the approval, execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, and the public announcement of any of the foregoing shall not cause Parent or any of its Affiliates to be deemed an “Acquiring Person” under the Company Rights Plan and (ii) the entering into of this Agreement and the transactions contemplated hereby will not result in the grant of any rights to any Person under the Company Rights Plan or enable or require the rights distributed to stockholders thereunder to be exercised, distributed or triggered as a result thereof.

(e) No other U.S. state takeover statute or similar statute or regulation applies to or, to the Knowledge of the Company, purports to apply to the Offer.

(f) The Company has received the oral opinion of Deutsche Bank Securities Inc. to the effect that as of the date of this Agreement and based upon and subject to the matters set forth in such opinion, the consideration to be received by holders of shares of Company Common Stock in the Offer is fair, from a financial point of view, to such holders and such opinion has not been withdrawn, revoked or modified in any respect. A written copy of such opinion will be furnished to Parent promptly following the Company’s receipt thereof, for informational purposes. The Company has been authorized by the Company’s financial advisor listed above to permit the inclusion of such opinion in its entirety and a summary of the Company’s financial advisor’s analysis in preparing such opinion in the Schedule 14D-9.

3.3 Non-contravention; Required Consents.

(a) The execution, delivery or performance by the Company of this Agreement, the Related Agreements, the consummation of the Offer and the other transactions contemplated hereby and thereby, and the compliance by the Company with any of the terms hereof and thereof do not and will not (i) violate or conflict with any provision of the certificate of incorporation or bylaws of the Company or other equivalent charter documents of any of the Company’s Subsidiaries, the Solar SPEs or Joint Ventures, (ii) subject to obtaining the Consents set forth in Section 3.3(a)(ii) of the Company Disclosure Schedule, violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any Material Contract to which the Company or any of its Subsidiaries is a party, by which the Company or any of its Subsidiaries may be bound, or to which any of the assets or properties of the Company or any of its Subsidiaries is subject, (iii) violate or conflict with any Law or Order applicable to the Company or any of its Subsidiaries, Solar SPEs or Joint Ventures or by which any of their properties or assets are bound or (iv) result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries, except, in the case of each of clauses (ii), (iii) and (iv) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or Liens which would not, individually or in the aggregate, (A) have a Material Adverse Effect, or (B) materially impede or delay the Company’s performance of its material obligations under this Agreement or the Related Agreements.

(b) No consent, approval, Order or authorization of, or filing or registration with, or notification to (any of the foregoing being a “Consent”), any Governmental Authority is required on the part of the Company or any of its Subsidiaries, Solar SPEs or Joint Ventures in connection with the execution, delivery and performance by the Company of this Agreement and the Related Agreements and the consummation by the Company of the transactions contemplated hereby and thereby, except (i) applicable requirements, if any, of the Securities Act, the Exchange Act, state securities laws, and the rules and regulations of Nasdaq, (ii) compliance with any applicable requirements of the HSR Act and the EC Merger Regulation and (iii) such other Consents, the failure of which to obtain would not, individually or in the aggregate, have a material adverse effect on the ability of Parent and the Company to consummate the Offer.

3.4 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 367,500,000 shares of Company Common Stock, 217,500,000 of which have been designated as Class A Common Stock and 150,000,000 of which have been designated as Class B Common Stock, and (ii) 10,042,490 shares of Company Preferred Stock. As of the close of business on April 3, 2011 (the “Capitalization Date”): (A) 56,893,750 shares of Class A Common Stock were issued and outstanding, of which 31,178 were unvested and subject to a right of repurchase as of such date, (B) 42,033,287 shares of Class B Common Stock were issued and outstanding, of which none were unvested and subject to a right of repurchase as of such date, (C) no shares of Company Preferred Stock were issued and outstanding and (D) there were 1,072,460 shares of Class A Common Stock held by the Company as treasury shares. As of the close of business on the Capitalization Date, with respect to the Company Plans, (1) there were outstanding Company Options to purchase or otherwise acquire (x) 1,461,156 shares of Class A Common Stock, of which 1,356,982 were exercisable or vested as of such date and (y) no shares of Class B Common Stock, and (2) there were outstanding Company Restricted Stock Units covering 6,166,744 shares of Class A Common Stock (including performance based Company Restricted Stock Units), and outstanding Company Restricted Stock awards covering 31,178 shares of Class A Common Stock and no shares of Class B Common Stock. As of the close of business on the Capitalization Date, there were 14,917,846 shares of Class A Common Stock reserved for issuance pursuant to the convertible debentures disclosed in the Company Form 10-K (“Convertible Debentures”). Since the close of business on the Capitalization Date, the Company has not granted, committed to grant or otherwise created or assumed any obligation with respect to the issuance of any shares of Company Capital Stock or Company Securities except as would have been permitted by Section 5.12(d) if this Agreement was entered into as of the Capitalization Date. All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of any preemptive rights.

(b) The Company has reserved 10,517,118 shares of Class A Common Stock and no shares of Class B Common Stock for issuance under the Company Plans.

(c) Except as set forth in Sections 3.4(a) and (b), as of the close of business on the Capitalization Date, there are (i) no outstanding shares of capital stock of, or other equity or voting interest in, the Company, (ii) no outstanding securities issued by the Company that are convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company, or that obligates the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company (the items in clauses (i), (ii), (iii) and (iv), together with the capital stock of the Company, being referred to collectively as “Company Securities”) and (v) no other obligations of the Company or any of its Subsidiaries or Solar SPEs to make any payments based on the price or value of any Company Securities. There are no outstanding agreements of any kind which obligate the Company or any of its Subsidiaries or Solar SPEs to repurchase, redeem or otherwise acquire any Company Securities.

(d) The Company has made available with respect to each outstanding Company Option, as of the close of business on April 26, 2011, the name of the holder of such option, the number of shares of Company Common Stock issuable upon the exercise of such option, the exercise price of such option, the date on which such option was granted, the vesting schedule for such option (including any acceleration provisions with respect thereto), including the extent unvested and vested on April 26, 2011 and whether such option is intended to qualify as an incentive stock option as defined in Section 422 of the Code. The Company has made available with respect to each award of outstanding Company Restricted Stock Units, as of the close of business on April 26, 2011, the name of the holder of such award, the number of shares subject to such award, the date of grant of such award and the applicable vesting and/or settlement schedule. The Company has made available with respect to each holder of Company Restricted Stock, as of the close of business on April 26, 2011, the name of the holder of such award, the number of shares of Company Restricted Stock held by such holder, the repurchase price of such Company Restricted Stock, the date on which such Company Restricted Stock was purchased or granted, the applicable vesting schedule pursuant to which the Company’s right of repurchase or forfeiture lapses, and the extent to which such Company right of repurchase or forfeiture has lapsed as of such date. There are no commitments or agreements of any character to which the Company is bound obligating the Company to waive its right of repurchase or forfeiture with respect to any Company Restricted Stock as a result of the Offer (whether alone or upon the occurrence of any additional or subsequent events). The exercise price of each Company Option is no less than the fair market value of a share of Company Common Stock on the date of grant of such Company Option and such Company Option is not subject to Section 409A of the Code. All grants of Company Options, Company Restricted Stock Units and shares of Company Restricted Stock were validly issued and properly approved by the Company Board in accordance with all applicable Laws and the Company Plans and have been properly accounted for in accordance with GAAP on the Company’s audited financial statements.

(e) Neither the Company nor any of its Subsidiaries nor any of the Solar SPEs is a party to any agreement restricting the transfer of the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any securities of the Company.

3.5 Subsidiaries, Etc.

(a) Section 3.5(a)(i) of the Company Disclosure Schedule sets forth a complete and accurate list of the name and jurisdiction of organization of each Subsidiary of the Company. Each Subsidiary of the Company is wholly owned, directly or indirectly, by the Company. Section 3.5(a)(ii) of the Company Disclosure Schedule sets forth a complete and accurate list of the name and jurisdiction of organization of each Person in which the Company directly or indirectly owns more than 5% of the capital stock of or other equity or voting interest in such Person, other than Subsidiaries of the Company and the Solar SPEs. Each Person in which the Company directly or indirectly owns more than forty-nine percent (49%) of the capital stock of or other equity or voting interest in such Person, other than Subsidiaries of the Company and the Solar SPEs, is referred to herein as a “Joint Venture.” Section 3.5(a)(ii) of the Company Disclosure Schedule also sets forth, (A) with respect to each such Person listed therein, the type and number of shares, units or interests or other equity or voting interests owned, directly or indirectly, by the Company and (B) with respect to each Joint Venture listed therein, (x) the percentage of all outstanding capital stock or other equity or voting interest owned, directly or indirectly, by the Company and (y) the identity of the other Persons which own any outstanding capital stock of or other equity or voting interest in such Joint Venture. Except as listed in Section 3.5(a)(i) or (ii) of the Company Disclosure Schedule and the Solar SPEs, the Company does not own, directly or indirectly, more than 5% of the capital stock of, or other equity or voting interest in, any Person.

(b) Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its respective organization (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States) except where the failure to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect. Each of the Company’s Subsidiaries has the requisite corporate or other applicable power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets. Each of the Company’s Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect. None of the Company’s Subsidiaries is in violation of its certificate of incorporation, bylaws or other applicable charter governing documents, except for any such violation that would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

(c) All of the outstanding capital stock of, or other equity or voting interest in, (i) each Subsidiary of the Company and Solar SPE have been duly authorized and validly issued and are fully paid, nonassessable and are free of preemptive rights and (ii) each Subsidiary of the Company, Solar SPE and Person listed or required to be listed in Section 3.5(a)(ii) of the Company Disclosure Schedule (but in the case of each such Person listed or required to be listed in Section 3.5(a)(ii) of the Company Disclosure Schedule, only with respect to such capital stock or other equity or voting interests owned, directly or indirectly, by the Company) are owned, directly or indirectly, by the Company, free and clear of all Liens other than Permitted Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent such Subsidiary, Solar SPE or Joint Venture from operating its business in substantially the same manner as such businesses are presently conducted.

(d) Except in connection with the sale of Solar SPEs in the ordinary course of business, there are no outstanding (i) securities of the Company or any of its Subsidiaries or Solar SPEs convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, any Subsidiary of the Company or Solar SPE, (ii) options, warrants, rights or other commitments or agreements to acquire from the Company or any of its Subsidiaries or Solar SPEs, or that obligate the Company or any of its Subsidiaries or Solar SPEs to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company or Solar SPE, (iii) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiary of the Company or Solar SPE (the items in clauses (i), (ii) and (iii), together with the capital stock of the Subsidiaries of the Company, being referred to collectively as “Subsidiary Securities”) or (iv) other obligations of the Company or any of its Subsidiaries or Solar SPEs to make any payments based on the price or value of any Subsidiary Securities. There are no outstanding agreements of any kind which obligate the Company or any of its Subsidiaries or Solar SPEs to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

3.6 SEC Reports; Other Reports. The Company has timely (it being understood that “timely” means within the time period provided by Rule 12b-25(b)(2)(ii) under the Exchange Act) filed all forms, reports and documents with the SEC that have been required to be filed by it under applicable Laws since January 1, 2008 (all such forms, reports and documents, the “Company SEC Reports”). Each Company SEC Report (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseding filing) complied as of its filing date, in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date such Company SEC Report was filed. True and correct copies of all Company SEC Reports filed prior to the date hereof, whether or not required under applicable Laws, have been furnished to Parent or are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC. As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseding filing), each Company SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC. No executive officer of the Company has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Report, except as disclosed in certifications filed with the Company SEC Reports. Neither the Company nor any of its executive officers has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications. As of the date of this Agreement, there are no outstanding written comments from the SEC with respect to any of the Company SEC Reports. Solely as used in this Section 3.6, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

3.7 Financial Statements and Controls.

(a) The consolidated financial statements of the Company and its Subsidiaries and Solar SPEs filed in the Company SEC Reports complied in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and they have been prepared in accordance with GAAP consistently applied during the periods and at the dates involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q), and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries and Solar SPEs as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended, subject, in each case to any filing of financial statements for the same period in subsequent Company SEC Reports, and in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC and any other adjustments expressly described therein, including the notes thereto.

(b) The Company has established, and maintains, adheres to and enforces a system of internal accounting controls which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries and Solar SPEs, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries and Solar SPEs are being made only in accordance with appropriate authorizations of management and the Company Board and (iii) provide reasonable assurance that prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company or any of its Subsidiaries or Solar SPEs that could have a material effect on the Company’s financial statements. Neither any executive officer of the Company nor, to the Company’s Knowledge, any executive officer of its Subsidiaries (including, to the Company’s Knowledge, any employee thereof) nor, to the Company’s Knowledge, the Company’s independent auditors has identified or been made aware of (A) since January 1, 2008, any “significant deficiency” or “material weakness” (as defined in Rule 1-02(a)(4) of Regulation S-X promulgated by the SEC) in the system of internal accounting controls utilized by the Company, or (B) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company.

(c) The Company has established and maintains disclosure controls and procedures (as such terms are defined in Rule 13a-15(e) or Rule 15d-15(e) promulgated under the Exchange Act) which ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management to allow timely decisions regarding required disclosure.

(d) Neither the Company nor any of its Subsidiaries or Solar SPEs is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries or Solar SPEs, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K of the SEC)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving the Company or any its Subsidiaries or Solar SPEs in the Company’s consolidated financial statements.

(e) Neither the Company nor any of its Subsidiaries or Solar SPEs nor, to the Company’s Knowledge, any director or employee of the Company or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any substantive complaint, allegation, assertion or claim, whether written or oral, that the Company or any of its Subsidiaries or Solar SPEs has engaged in questionable accounting or auditing practices. No current or former attorney representing the Company or any of its Subsidiaries or Solar SPEs has reported to the Company Board or any committee thereof or to any director or executive officer of the Company (i) evidence of a material violation of securities Laws or (ii) breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents.

(f) To the Company’s Knowledge, no employee of the Company or any of its Subsidiaries or Solar SPEs has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Laws of the type described in Section 806 of the Sarbanes-Oxley Act by the Company or any of its Subsidiaries or Solar SPEs. Neither the Company nor any of its Subsidiaries or Solar SPEs nor, to the Knowledge of the Company, any director, officer, employee, contractor, subcontractor or agent of the Company or any such Subsidiary or Solar SPE has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any of its Subsidiaries or Solar SPEs in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

(g) The Company is in compliance in all material respects with all effective provisions of the Sarbanes-Oxley Act that apply to the Company and the applicable listing and corporate governance rules of Nasdaq.

3.8 No Undisclosed Liabilities. None of the Company, any of its Subsidiaries, any of the Solar SPEs or any of the Joint Ventures has any Liabilities other than (a) Liabilities reflected or otherwise reserved against in the Company Balance Sheet or notes thereto, (b) Liabilities incurred after the date of the Company Balance Sheet in the ordinary course of business consistent with past practice, (c) Liabilities contemplated by this Agreement, (d) Liabilities under executory contracts listed or not required to be listed in the Company Disclosure Schedule (excluding liabilities or obligations arising from any breach thereof or default thereunder), or (e) Liabilities that, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

3.9 Absence of Certain Changes.

(a) Since the date of the Company Balance Sheet through the date of this Agreement, there has not been or occurred:

(i) any Material Adverse Effect;

(ii) any split, combination or reclassification of any shares of capital stock, declaration, setting aside or paying of any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock of the Company or any of its Subsidiaries other than cash dividends made by any wholly owned Subsidiary of the Company to the Company or one of its Subsidiaries;

(iii) any damage, destruction or other casualty loss (whether or not covered by insurance) with respect to any assets that, individually or in the aggregate, are material to the Company and its Subsidiaries and Solar SPEs, taken as a whole;

(iv) any change in any method of accounting or accounting principles or practice, by the Company or any of its Subsidiaries or Solar SPEs, except for any such change required by reason of a change in GAAP or regulatory accounting principles;

(v) any making of or change in any Tax election, adoption of or change in any Tax accounting method, settlement or compromise of any material Tax claim, or consent to any extension or waiver of any limitation period with respect to any Tax claim;

(vi) any acquisition, redemption or amendment of any Company Securities or Subsidiary Securities, other than any acquisition or redemption permitted by the terms of the Company Stock Awards or the Company Plans;

(vii) (i) any incurrence or assumption of any long-term or short-term debt for borrowed money or issuance of any debt securities by the Company or any of its Subsidiaries except for short-term debt incurred to fund operations of the business or owed to the Company or any of its wholly owned Subsidiaries, in each case, in the ordinary course of business consistent with past practice, (ii) any assumption, guarantee or endorsement of the obligations of any other Person (except direct or indirect wholly owned Subsidiaries of the Company or Solar SPEs) by the Company or any of its Subsidiaries, (iii) any capital contribution to, or other investment in, any other Person by the Company or any of its Subsidiaries (other than capital contributions to indirect wholly owned Subsidiaries or Solar SPEs, in each case in the ordinary course of business consistent with past practice) in an amount exceeding $1,000,000 or (iv) any mortgage or pledge of the Company’s or any of its Subsidiaries’ or Solar SPE’s assets, tangible or intangible, or any creation of any Lien (other than a Permitted Lien) thereupon;

(viii) any plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries or Solar SPEs (other than among wholly owned Subsidiaries of the Company);

(ix) any commencement or settlement of any material Legal Proceedings by the Company or any of its Subsidiaries or Solar SPEs;

(x) any entry into, adoption, change, termination of, or negotiations regarding any collective bargaining agreement or similar Contract with a union, trade union, works council, or other labor relations entity by the Company or any of its Subsidiaries;

(xi) any material claims or matters raised by any individual, Governmental Authority, or any union, trade union, works council, or other labor relations entity regarding, claiming or alleging labor trouble, wrongful discharge or any other unlawful employment or labor practice or action with respect to the Company or any of its Subsidiaries;

(xii) any payment by the Company or any of its Subsidiaries of any bonus, incentive compensation, or similar payment, except for bonuses and incentive compensation made in the ordinary course of business consistent with past practice, or any granting by the Company or any of its Subsidiaries of any increase in severance or termination pay or any entry by the Company or any of its Subsidiaries into any Employee Plan or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby;

(xiii) any promotion, demotion, or other change to the employment status or title of any executive officer of the Company or resignation or removal of any director of the Company; or

(xiv) waiver of any stock repurchase rights, or acceleration, amendment or change in the period of exercisability, as applicable, of options, restricted stock or any other equity or similar incentive awards (including without limitation any long-term incentive awards), or repricing of stock options or authorizing cash payments in exchange for any stock options granted under any of such plans.

3.10 Compliance with Laws and Orders.

(a) The Company, its Subsidiaries, the Solar SPEs and, to the Knowledge of the Company, the Joint Ventures are in compliance in all material respects with all applicable Laws and Orders.

(b) The Company, its Subsidiaries, the Solar SPEs and, to the Knowledge of the Company, the Joint Ventures, at all time during the last five (5) years have been in compliance in all material respects with the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder, or any comparable foreign law or statute.

3.11 Permits. The Company and its Subsidiaries have, and are in compliance in all material respects with the terms of, all material permits, licenses, authorizations, consents, approvals and franchises from Governmental Authorities required to conduct their businesses as currently conducted (“Permits”), and no suspension or cancellation of any such Permits is pending or, to the Knowledge of the Company, threatened.

3.12 Litigation; Orders; Regulatory Agreements.

(a) As of the date hereof, there is no Legal Proceeding pending or, to the Knowledge of the Company, threatened in writing against the Company, any of its Subsidiaries or any of their respective properties, or to the Knowledge of the Company against any current or former director or executive officer of the Company, any of its Subsidiaries or the Solar SPEs (in their capacities as such) that (A) involves, or would be reasonably expected to involve, damages or settlement payments in excess of $5,000,000, (B) seeks material injunctive relief, (C) seeks to impose any material legal restraint on or prohibition against or otherwise materially limit the Company’s ability to operate the business of the Company and its Subsidiaries and Solar SPEs substantially as it was operated immediately prior to the date of this Agreement, or (D) would, individually or in the aggregate with all other pending or threatened Legal Proceedings reasonably be expected to prevent or materially delay or impede the consummation of the transactions contemplated by this Agreement or the ability of the Company to perform its covenants and obligations under this Agreement.

(b) As of the date of this Agreement, neither the Company nor any of its Subsidiaries or Solar SPEs is subject to any outstanding Order, except for Orders that would not, individually or in the aggregate, be material to the Company and its Subsidiaries and Solar SPEs, taken as a whole.

(c) As of the date of this Agreement, there are no currently outstanding claims for indemnification asserted by a third party under any Contract to which the Company, any of its Subsidiaries or any Solar SPE is a party, which claim is reasonably likely to be material to the business of the Company, its Subsidiaries and the Solar SPEs, taken as a whole.

3.13 Material Contracts.

(a) For purposes of this Agreement, a “Material Contract” shall mean all of the following Contracts to and by which the Company or any of its Subsidiaries is a party or is bound and has continuing material obligations:

(i) any requirements, minimum-purchase, “take or pay,” or other firm-commitment Contract for the purchase of raw materials, components, parts or subassemblies (including, without limitation, polysilicon, ingots, wafers, solar cells, solar panels and system components), other than any such Contracts that (x) may be cancelled without material liability to the Company or its Subsidiaries upon notice of ninety (90) days or less or (y) are not, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole;

(ii) any Contract for a third Person subcontractor which manufactures or assembles for the Company or any Subsidiary solar cells, panels, power systems or other products in each case excluding any supplier of raw materials or components (including inverters), other than any such Contract pursuant to which the Company is not reasonably likely to make payments in excess of $5,000,000 per year in 2011 or any calendar year thereafter;

(iii) any Contract containing any covenant (A) limiting the right of the Company or any of its Subsidiaries to engage in any line of business, to make use of any material technology owned by the Company or any of its Subsidiaries or Company Intellectual Property or to compete with any Person in any line of business, in each case other than any Contracts identified on Section 3.13(a)(xvi) of the Company Disclosure Schedule; (B) prohibiting or limiting the right of the Company or any of its Subsidiaries to engage in business with any Person to (x) distribute or offer any products or services (including, any solar cells, panels and power systems) or (y) purchase or otherwise obtain any raw materials, components, parts or subassemblies (including, polysilicon, ingots, wafers, solar cells, solar panels and system components); or (C) granting any exclusive rights to a third party, in each case other than any such Contracts that (x) may be cancelled without material liability to the Company or any of its Subsidiaries upon notice of no more than ninety (90) days or (y) are not material to the Company and its Subsidiaries, taken as a whole;

(iv) any Contract (A) relating to the disposition or acquisition by the Company or any of its Subsidiaries after the date of this Agreement of a material amount of assets other than in the ordinary course of business or (B) pursuant to which the Company or any of its Subsidiaries will acquire any material ownership interest in any other Person or other business enterprise other than the Company’s Subsidiaries and any Solar SPEs;

(v) Contracts (A) for the distribution of Company products with the top two components distributors in effect as of the date of this Agreement, (B) that are form agreements for the resale of Company products with dealers in the US, Italy and Germany, (C) with the top five (5) commercial direct customers with contracts booked and pending completion, in each case excluding quotes and purchase orders with such distributors, resellers, and customers and (D) with the top five (5) utility power plant customers measured by revenue in 2010 (cumulative revenue from such customer in EPC and development);

(vi) any Contract containing any obligation to provide support or maintenance for the Company Products outside of the ordinary course of business consistent with past practice, other than those Contracts obligations that are terminable by the Company or any of its Subsidiaries on no more than ninety (90) days notice without liability or financial obligation to the Company or its Subsidiaries;

(vii) any mortgages, indentures, guarantees, Loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, in each case in excess of $5,000,000, other than accounts receivables and payables in the ordinary course of business consistent with past practice;

(viii) any Contract related to the settlement of any Legal Proceeding that contains a material restriction on the business or operations of the Company or any of its Subsidiaries;

(ix) any Contract which grants any right of first refusal, right of first offer or similar right to acquire any material asset, right or property of the Company or any of its Subsidiaries, other than conditional sales contracts with respect to Solar SPEs entered into in the ordinary course of business;

(x) any Contract which limits the payment of dividends by the Company or any of its Subsidiaries;

(xi) any Contract (i) which governs the rights or obligations of the parties to any Joint Venture identified or required to be identified on Section 3.5(a)(ii) of the Company Disclosure Schedule or (ii) requiring the sharing of revenues that is material to the Company, other than with respect to Solar SPEs;

(xii) any Contract which relates to an acquisition, divestiture, merger or similar transaction and which contains any material obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect, other than with respect to sales of Solar SPEs in the ordinary course of business;

(xiii) any Contract with a union, trade union, works council, group of employees or independent contractors, or any other labor-relations body or entity, for collective bargaining with respect to the respective employees or independent contractors of the Company or any of its Subsidiaries, except for any such Contract that is required by Law (“Collective Bargaining Agreements”);

(xiv) any Contract pursuant to which the Company or any of its Subsidiaries is bound to or has committed to provide any product or service to any third party on a most favored nation (MFN) basis or similar pricing basis;

(xv) any Contract pursuant to which the Company or any Subsidiary has agreed to perform any obligation of a third party under any Environmental Law or has agreed to indemnify or defend any third party from any Loss or Liability arising under any Environmental Law or with respect to any Hazardous Substance, other than in the ordinary course of business consistent with past practice;

(xvi) any Contract that is material to the business of the Company and its Subsidiaries, taken as a whole, (i) under which the Company or any of its Subsidiaries is granted the right to use or a license with respect to Intellectual Property Rights of a third Person, other than (A) non-exclusive trademark licenses or (B) licenses or services Contracts for commercially available software in binary form or available on an application service provider, “software as a service” or similar basis or (C) licenses for any Open Source Materials, or (ii) under which the Company or any of its Subsidiaries has licensed to others the right to use or agreed to transfer to others any of the Company Intellectual Property or rights with respect thereto, other than pursuant to Contracts with (A) any customer, dealer, sales representative, reseller or distributor or (B) any commercial partner for the evaluation, certification or testing of Company Products (“Out-Licenses,” and together with the Contracts excluded pursuant to (ii)(A) or (ii)(B) above, “Outbound IP Contracts”);

(xvii) any other Contract that provides by its terms for payment obligations by the Company or any of its Subsidiaries of $10,000,000 or more in any current or future individual fiscal year that is not terminable by the Company or its Subsidiaries upon notice of ninety (90) days or less without material liability to the Company or its Subsidiary and is not disclosed pursuant to clauses (i) through (xvi) above;

(xviii) any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination or breach of which would have or would be reasonably expected to have a Material Adverse Effect and is not disclosed pursuant to clauses (i) through (xvii) above; and

(xix) any other Contract that is not disclosed pursuant to clauses (i) through (xviii) above that would be a “material contract” (as such term is defined in Item 601(b)(10) (other than Item 601(b)(10)(iii) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries.

(b) Section 3.13 of the Company Disclosure Schedule contains a complete and accurate list, as of the date hereof, of all Material Contracts.

(c) Except for any Material Contract which expires in accordance with its terms, each Material Contract set forth or required to be set forth in Section 3.13 of the Company Disclosure Schedule is valid and binding on the Company (and/or each such Subsidiary of the Company party thereto) and is in full force and effect, except for such failures to be in full force and effect that would not, individually or in the aggregate, be material to the Company and its Subsidiaries taken as a whole. Neither the Company nor any of its Subsidiaries party thereto, nor, to the Knowledge of the Company, any other party thereto, is in breach of, or default under, any Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, except for such breaches and defaults that would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.

(d) With respect to each Contract pursuant to which the Company or any of its Subsidiaries is bound, or has committed, to provide, whether as a prime contractor or subcontractor, any product or service to any Governmental Authority (each, a “Government Contract”): (i) there is no pending audit or investigation by any Governmental Authority of the Company, its Subsidiaries or any current director, officer or employee or, to the Knowledge of the Company, any former director, officer or employee of the Company or its Subsidiaries, with respect to any alleged bribes, directly or indirectly, irregularity, misstatement or omission arising under or relating to a Government Contract; and (ii) there is no pending, and neither the Company nor any of its Subsidiaries has, in the past five (5) years, received written notice of any claim by a Governmental

Authority of competent jurisdiction against the Company or any of its Subsidiaries, for any of the following: (1) defective pricing, (2) noncompliance, (3) fraud, (4) false claims or false statements, (5) unallowable costs, including those that may be included in indirect cost claims for prior years that have not yet been finally agreed to by the Governmental Authority or (6) the performance or administration by the Company or any of its Subsidiaries of material Contracts or subcontracts for any Governmental Authority.

3.14 Taxes.

(a) All Tax Returns required by applicable Laws to be filed by or on behalf of the Company or any of its Subsidiaries have been filed in compliance in all material respects with all applicable Laws, and all such Tax Returns are true, correct and complete in all material respects.

(b) The Company and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Governmental Authority all material Taxes required to be paid or withheld. As of the date of the Company Balance Sheet, neither the Company nor any of its Subsidiaries had any material Liabilities for unpaid Taxes that had not been accrued or reserved on the Company Balance Sheet, and neither the Company nor any of its Subsidiaries has incurred any material Liabilities for Taxes since such date other than in the ordinary course of business consistent with past practice. The Company has established an adequate accrual for all material Taxes (including Taxes that are not yet due or payable) through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books. The Company has identified all material uncertain tax positions contained in all Tax Returns filed by the Company or any of its Subsidiaries, and has established adequate reserves and made any appropriate disclosures in the most recent consolidated financial statements of the Company and its Subsidiaries included in the Company SEC Reports filed prior to the date of this Agreement in accordance with the requirements of ASC 740-10 (formerly Financial Interpretation No. 48 of FASB Statement No. 109, Accounting for Uncertain Tax Positions). The Company has made available to Parent complete and accurate copies of all material income, franchise, non-U.S. and other material Tax Returns, filed by or on behalf of the Company or any of its Subsidiaries or any member of a group of corporations including the Company or any of its Subsidiaries for any taxable years commencing after December 31, 2006.

(c) There are no Liens on the assets of the Company or any of its Subsidiaries relating or attributable to Taxes, other than Permitted Liens.

(d) There are no material Legal Proceedings pending, or to the Knowledge of the Company, threatened in writing against or with respect to the Company or any of its Subsidiaries with respect to any Tax, and none of the Company or any of its Subsidiaries has been notified in writing of any audit or investigation with respect to any liability of the Company or any of its Subsidiaries for Taxes, and there are no agreements, arrangements, objections or waivers in effect to extend the period of limitations for the assessment or collection of any Tax for which the Company or any of its Subsidiaries may be liable.

(e) Neither the Company nor any of its Subsidiaries has executed any closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof, or any similar Laws.

(f) No written claim has been made by any appropriate Governmental Authority that the Company or any of its Subsidiaries is or may be subject to any taxation by a jurisdiction in which it does not file Tax Returns.

(g) Neither the Company nor any of its Subsidiaries has participated or engaged in any transaction that constitutes a “reportable transaction” as such term is defined in Treasury Regulations Section 1.6011-4(b).

(h) Neither the Company nor any of its Subsidiaries has agreed or is required to make any adjustments pursuant to Section 481 of the Code or any similar Laws by reason of a change in accounting method initiated by it or any other relevant party.

(i) The Company and its Subsidiaries will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Offer Closing as a result of (i) any installment sale or open transaction disposition made on or prior to the Offer Closing, or (ii) any prepaid amount received on or prior to the Offer Closing.

(j) The Company and its Subsidiaries have delivered or made available to Parent complete and accurate copies of all letter rulings, technical advice memoranda, and similar documents issued since December 31, 2007, by a Governmental Authority relating to U.S. federal, state, local or non-U.S. Taxes due from or with respect to the Company or any of its Subsidiaries.

(k) The Company and each of its Subsidiaries is in compliance with all material terms and conditions of any material (i) exemptions from taxation, Tax holidays, reduction in Tax rate or similar Tax relief, and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any of the foregoing.

(l) Section 3.14(l) of the Company Disclosure Schedule contains a complete and accurate list of the Company and any of its Subsidiaries that have been a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(m) The Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

(n) No Solar SPE has incurred any Tax liability outside the ordinary course of business that would be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole.

3.15 Employee Benefits.

(a) Section 3.15(a) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date hereof, of (i) all material “employee benefit plans” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA and (ii) except for any of the following that are immaterial to the Company and its Subsidiaries, taken as a whole, all other employment agreements (except for offer letters providing for at-will employment that do not provide for severance, acceleration or post-termination benefits), repatriation and expatriation agreements, as well as all bonus, stock option, stock purchase or other equity-based awards and incentive compensation (in each case to the extent not set forth in Section 3.4 or Section 3.4 of the Company Disclosure Schedule), profit sharing, savings, retirement (including early retirement and supplemental retirement), disability benefits, accident benefits, salary continuation, health, dental or vision benefits, vacation, accrued leave, sabbatical, sick pay, unemployment benefits, deferred compensation, termination, retention, change of control and other fringe, welfare or other employee benefit plans, programs, agreements, Contracts, policies or arrangements (whether or not in writing or otherwise funded or unfunded) maintained, contributed to or required to be contributed to for the benefit of any Employee of the Company or any of its ERISA Affiliates or with respect to which the Company or any of its ERISA Affiliates has any material liability or obligation (together the “Employee Plans”). Section 3.15(a) of the Company Disclosure Schedule separately identifies each Employee Plan that is maintained in the United States (each, a “U.S. Employee Plan”) and each Employee Plan that is an International Employee Plan.

(b) With respect to each Employee Plan, the Company has made available to Parent complete and accurate copies of, to the extent applicable, (A) the most recent annual report on Form 5500 required to have been filed for each Employee Plan, including any schedules and financial statements required to be attached thereto; (B) the most recent actuarial valuation, if any, prepared for each Employee Plan; (C) the most recent determination, notification, advisory and/or opinion letter, if any, from the IRS for any Employee Plan that is intended to qualify under Section 401(a) of the Code; (D) the most recent plan document, together with all amendments thereto and most recent summary plan description, together with any summary of material modifications to such summary plan description or a written description of the terms of any Employee Plan that is not in writing; (E) any related trust agreements, insurance contracts, insurance policies or other documents of any funding arrangement; and (F) if the Employee Plan is funded through a trust, the most recent annual accounting of Employee Plan assets.

(c) Neither the Company, any of the Company’s Subsidiaries nor any of their respective ERISA Affiliates has ever maintained, established, sponsored, participated in or contributed to (or been obligated to participate in or contribute to) (i) an Employee Plan which was ever subject to Section 412 of the Code or Title IV of ERISA, (ii) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), (iii) a “multiple employer plan” as defined in ERISA or the Code, or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code. No Employee Plan provides material welfare benefits that are not fully insured through an insurance contract.

(d) Each U.S. Employee Plan has been maintained, operated and administered in compliance in all material respects with its terms and with all applicable Laws, including the applicable provisions of ERISA and the Code.

(e) Except as required by Laws or the terms of any Employee Plans, neither the Company nor any of its ERISA Affiliates has announced any intent (whether or not binding) to amend in any material respect or establish any new Employee Plan or to increase materially any benefits under any Employee Plan.

(f) There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened on behalf of or against any Employee Plan, the assets of any trust under any Employee Plan, or the plan sponsor, plan administrator or any fiduciary or any Employee Plan, other than routine claims for benefits.

(g) None of the Company, any of its ERISA Affiliates, or, to the Knowledge of the Company, any of their respective directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to any non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could reasonably be expected to result in the imposition of a material penalty assessed pursuant to Section 502(i) of ERISA or a material tax imposed by Section 4975 of the Code.

(h) No Employee Plan provides post-termination welfare benefits to former employees of the Company or its ERISA Affiliates, other than (i) as required by to Section 4980B of the Code or any similar Laws; (ii) death benefits under any Employee Plan that is intended to be qualified under Section 401(a) of the Code; or (iii) severance benefits reflected in Material Contracts, the Company’s Management Career Transition Plan, or the publicly filed financial statements of the Company.

(i) Each Employee Plan that is intended to be “qualified” under Section 401 of the Code either has received a favorable determination or opinion letter from the IRS to such effect, or has applied (or has time remaining in which to apply) to the IRS for such a determination or opinion letter, and nothing has occurred since the date of such determination or opinion letter that would reasonably be expected to materially and adversely affect the qualified status of any such Employee Plan.

(j) Neither the Company nor any of its ERISA Affiliates has violated Section 402 of the Sarbanes-Oxley Act of 2002 and the execution of this Agreement and the consummation of the transactions contemplated hereby will not, to the Knowledge of the Company, cause such a violation.

(k) Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event, (i) result in any material payment or benefit becoming due or payable, or required to be provided, to any Employee, (ii) materially increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any Employee, or (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, except, in each case, for benefits or value attributable solely to the increase in the value of the Company Common Stock as a result of any transactions contemplated by this Agreement.

(l) (x) There is no Contract, agreement, plan or arrangement to which the Company or any of its ERISA Affiliates is a party, including the provisions of this Agreement, covering any employee, consultant or director of the Company or any of its ERISA Affiliates, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code; and (y) each nonqualified deferred compensation plan subject to Section 409A of the Code complies in all material respects with Section 409A of the Code and all applicable guidance issued thereunder. Neither the Company nor any of its ERISA Affiliates is a party to any agreement to indemnify, hold harmless or provide any tax gross-up payment to any Employee with respect to any penalty tax, interest payments or other Liability such Employee may incur under Sections 280G, 4999 or 409A of the Code. Section 3.15(l)(i) of the Company Disclosure Schedule lists the highest paid fifty employees of the Company in the United States, determined on the basis of income reported on their 2010 Forms W-2. Section 3.15(l)(ii) of the Company Disclosure Schedule contains a complete and accurate list of any Contract, agreement, plan or arrangement to which the Company or any of its ERISA Affiliates is a party, covering any Employee of the Company or any of its ERISA Affiliates, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code.

(m) All Contracts of employment with any Employee who provides services outside the United States (“Foreign Employees”) can be terminated by six (6) months notice or less given at any time without giving rise to any material claim for damages, severance pay, or compensation (other than a statutory redundancy payment required by applicable Laws).

(n) Each International Employee Plan has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory Laws that are applicable to such International Employee Plan. Furthermore, no International Employee Plan has unfunded material liabilities that as of the date hereof, will not be offset by insurance or fully accrued. Except as required by Law, no condition exists that would prevent the Company from terminating or amending any International Employee Plan at any time for any reason without material Liability to the Company or its ERISA Affiliates (other than ordinary administration expenses or routine claims for benefits).

3.16 Labor Matters.

(a) No Collective Bargaining Agreement is currently being negotiated by the Company or any of its Subsidiaries. The consummation of the transactions contemplated by this Agreement will not entitle any third party (including any union, trade union, works council, group of employees or any other labor-relations body or entity) to any payments under any Collective Bargaining Agreement or require the Company or any of its Subsidiaries to consult with any union, trade union, works council, group of employees or any other labor-relations body or entity. To the Knowledge of the Company, there are no activities or proceedings by any labor organization, union, group or association or Representative thereof to organize any such employees, independent contractors or directors. To the Knowledge of the Company, as of the date hereof, there are no lockouts, strikes, slowdowns, work stoppages, concerted refusals to work overtime, or threats thereof against or affecting the Company or its Subsidiaries, nor have there been any overtly threatened lockouts, strikes, slowdowns, work stoppages, or concerted refusals to work overtime. The Company and its Subsidiaries are not, nor have they been, a party to any redundancy agreements (including social plans or job protection plans). To the Knowledge of the Company, there are no actions, suits, claims, labor disputes or grievances pending or threatened or reasonably anticipated relating to any labor matters involving any employee, independent contractor or director, including charges of material unfair labor practices. Neither the Company nor any of its Subsidiaries has engaged in any material unfair labor practices within the meaning of the National Labor Relations Act or any similar state or local Law, including any similar Law of a non-U.S. jurisdiction.

(b) Except as would not result in material liability to the Company, the Company and each of its Subsidiaries is in compliance with all applicable Laws respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work, and in each case, with respect to employees, consultants, independent contractors or directors: (i) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (ii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no actions, suits, claims or administrative matters pending, threatened or reasonably anticipated against the Company, any of its Subsidiaries, or any of their employees relating to any employee, employment Contract, or Employee Plan. There are no pending or, to the Company’s Knowledge, threatened claims or actions against the Company, any of its Subsidiaries, any Company trustee or any trustee of any Subsidiary under any workers compensation policy or long-term disability policy that are reasonably likely to result in material liability to the Company. Neither the Company nor any Subsidiary is party to a conciliation agreement, consent decree or other agreement or Order with any Governmental Authority with respect to employment practices. Neither the Company nor any of its Subsidiaries has any material liability with respect to any misclassification of: (i) any Person as an independent contractor rather than as an employee, (ii) any employee leased from another employer, or (iii) any employee currently or formerly classified as exempt from overtime wages.

(c) Since January 1, 2011, neither the Company nor and Subsidiary has taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of WARN, issued any notification of a plant closing or mass layoff required by WARN, or incurred any material liability or obligation under WARN that remains unsatisfied.

(d) No Solar SPE has any employees.

3.17 Real Property.

(a) Section 3.17(a)(i) of the Company Disclosure Schedule sets forth a list of all real property owned or ground leased by the Company or any of its Subsidiaries as of the date hereof (each such property, “Owned Property” and together, the “Owned Properties”) except for any real property held for transfer to a Solar SPE. The Company or its Subsidiaries has fee title or a valid ground leasehold estate in and to each Owned Property, free and clear of any Liens except for Permitted Liens. Section 3.17(a)(ii) of the Company Disclosure Schedule contains a list of each lease, sublease or other agreement under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy any real property as of the date of this Agreement, except for any Real Property related to ordinary course sales of solar power plants or held by Solar SPEs, and pursuant to which the Company or any of its Subsidiaries is obligated to pay in any calendar year an amount in excess of $1,000,000 (collectively, the “Leases”) (such property, the “Leased Real Property” and together with the Owned Properties, the “Company Real Properties”). The Company has made available to Parent true, correct and complete copies of all ground leases related to Owned Property (“Ground Leases”) and all Leases (including all material amendments, terminations and modifications thereof). The Company or its Subsidiaries have and own valid leasehold estates in the Leased Real Property, free and clear of all Liens other than Permitted Liens. The Leases and Ground Leases are each in full force and effect in accordance with their respective terms. To the Knowledge of the Company, (i) neither the Company nor any of its Subsidiaries is in material breach of or default under, or has received written notice of any breach of or default under, any Lease or Ground Lease and (ii) no event has occurred that with notice or lapse of time or both would constitute a material breach or default under any Lease or Ground Lease by the Company or any of its Subsidiaries or any other party thereto.

(b) To the Knowledge of the Company, the execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not, result in any breach of nor constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the rights of the Company or any of its Subsidiaries or alter the rights or obligations of the sublessor, lessor or licensor under, or give to others any rights of termination, amendment, acceleration or cancellation of any Leases or Ground Leases, or otherwise materially adversely affect the continued use and possession of the Company Real Properties for the conduct of business as presently conducted.

(c) Each Company Real Property is suitable for the conduct of the business as presently conducted therein or intended to be conducted thereon. Each Company Real Property includes all rights, properties and assets necessary to permit the Company and its Subsidiaries to conduct their business in all material respects in the same manner as their businesses have been conducted prior to the date hereof. To the Company’s Knowledge, it has received no notice that the current or intended use and operation of the Company nor any of its Subsidiaries on the Company Real Properties or, to the Company’s Knowledge, such Company Real Properties, violate any Law or any change contemplated therein relating to such property or operations thereon. To the

Company’s Knowledge, it has received no notice of, any pending or threatened condemnation or similar proceeding or special assessments or improvements or activities of any public or quasi-public body which may give rise to any special assessment against any Company Real Property.

3.18 Environmental Matters.

(a) Except in compliance with Environmental Laws and in a manner that would not reasonably be expected to subject the Company or any of its Subsidiaries or Solar SPEs or, to the Knowledge of the Company, Joint Ventures to material liability, no Hazardous Substances are present on, under, or about any Company Real Property or, to the Company’s Knowledge, were present on any former Company Real Property at the time it ceased to be owned, operated, occupied, controlled or leased by the Company or any of its Subsidiaries or Solar SPEs. There are no underground storage tanks, asbestos which is friable, or likely to become friable or polychlorinated biphenyls present on any Company Real Property.

(b) The Company and its Subsidiaries and Solar SPEs and, to the Knowledge of the Company, Joint Ventures have conducted all Hazardous Substance Activities in compliance in all material respects with all applicable Environmental Laws. The Hazardous Substance Activities of the Company and its Subsidiaries and Solar SPEs and, to the Knowledge of the Company, Joint Ventures have not resulted in the exposure of any person to a Hazardous Substance in a manner which has, to the Company’s Knowledge, caused or could reasonably be expected to cause an adverse health effect to any such person.

(c) The Company holds all material Environmental Permits necessary for the continued conduct of any Hazardous Substance Activity of the Company and its Subsidiaries and Solar SPEs and, to the Knowledge of the Company, Joint Ventures as such activities are currently being conducted in all material respects. All such Environmental Permits are valid and in full force and effect in all material respects. The Company and its Subsidiaries and Solar SPEs and, to the Knowledge of the Company, Joint Ventures have complied in all material respects with all covenants and conditions of any material Environmental Permit which is or has been in force with respect to their Hazardous Substance Activities. To the Company’s Knowledge, there are no circumstances that may cause the revocation, modification, suspension and/or annulment of any material Environmental Permits.

(d) As of the date hereof, no action, hearing, complaint, demand, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the best of the Company’s Knowledge, threatened, concerning or relating to any Environmental Permit or any Hazardous Substance Activity of the Company or any of its Subsidiaries or Solar SPEs or, to the Knowledge of the Company, Joint Ventures which is reasonably expected to result in a material Liability to the Company, its Subsidiaries and Solar SPEs taken as a whole. None of the Company, any of its Subsidiaries, Solar SPEs or, to the Knowledge of the Company, Joint Ventures has received any written notice or other written communication of any alleged material claim, material violation of or material liability under any Environmental Law which has not heretofore been cured or for which there is any remaining material liability.

(e) None of the Company, any of its Subsidiaries, Solar SPEs or, to the Knowledge of the Company, Joint Ventures has Knowledge of any fact or circumstance that would be reasonably likely to involve the Company or any of its Subsidiaries, Solar SPEs or, to the Knowledge of the Company, Joint Ventures in any material litigation under any Environmental Law or which would reasonably be expected to impose upon the Company or any of its Subsidiaries, Solar SPEs or, to the Knowledge of the Company, Joint Ventures any material environmental liability.

(f) The Company and its Subsidiaries have delivered to Parent or made available for inspection by Parent and its agents and representatives all material environmental audits and material environmental assessments of any current or former Company Real Property in its possession, and all material Environmental Permits held by the Company or any of its Subsidiaries.

3.19 Personal Property. The machinery, equipment, furniture, fixtures and other tangible personal property and assets owned or leased by the Company or any of its Subsidiaries (the “Assets”) are, in the aggregate, sufficient, in suitable physical condition and adequate to carry on their respective businesses in all material respects as presently conducted, and the Company and its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, such Assets that are material to the Company and its Subsidiaries, free and clear of all Liens (other than Permitted Liens).

3.20 Intellectual Property.

(a) Section 3.20(a) of the Company Disclosure Schedule contains a complete and accurate list of each item of Company Registered Intellectual Property and for each such item, (i) the name of the applicant/registrant, inventor/author and current owner, (ii) the jurisdiction where the application/registration is located, (iii) the application or registration number, (iv) the filing date and the issuance/registration/grant date and (v) the prosecution status thereof.

(b) No event has occurred, and, to the Knowledge of the Company, no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, nor will the consummation of the transactions contemplated by this Agreement, result in the disclosure or delivery by the Company, any of its Subsidiaries or any Person acting on their behalf to any Person of any material Company Source Code.

(c) In all cases where any government funding, facilities or resources of a Governmental Authority or university were used in the development of Company Products or any material Company Intellectual Property, the Company has taken reasonable measures, and otherwise complied in all material respects with applicable requirements, as necessary to obtain ownership to any material inventions (and corresponding Patent rights) conceived or first reduced to practice in such development efforts.

(d) The Company and its Subsidiaries solely own all right, title and interest in all Company Registered Intellectual Property and, to the Knowledge of the Company, the other material

Company Intellectual Property, free and clear of all Liens other than Permitted Liens and rights granted under the Outbound IP Contracts.

(e) The Company and each of its Subsidiaries has taken reasonable and appropriate steps to protect and preserve the confidentiality of any material Trade Secrets that comprise any part of the Company Intellectual Property. To the Knowledge of the Company, there are no unauthorized uses, disclosures or infringements of any Trade Secrets included in the Company Intellectual Property by any Person in a manner that has or would reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company, all use and disclosure by the Company or any of its Subsidiaries of Trade Secrets owned by another Person have been pursuant to the terms of a written agreement with such Person or was otherwise lawful. Without limiting the foregoing, the Company and its Subsidiaries have and use commercially reasonable efforts to enforce a policy requiring (i) employees to execute confidentiality and assignment agreements substantially similar to the Company’s standard forms previously provided to Parent, and (ii) consultants and contractors to execute a confidentiality and assignment agreement in favor of the Company pursuant to terms substantially similar to the terms of the Company’s standard forms of agreements previously made available to Parent.

(f) To the Knowledge of the Company, no Person or any of such Person’s products or services or other operation of such Person’s business is infringing upon or otherwise violating any Company Intellectual Property in a manner that has or would reasonably be expected to have a Material Adverse Effect, and in the last three (3) years neither the Company nor any of its Subsidiaries have asserted or threatened in writing any claim against any Person alleging that any of such Person’s products or services or other operation of such Person’s business is infringing upon or otherwise violating any Company Intellectual Property.

(g) To the Knowledge of the Company, none of the Company, any of its Subsidiaries, or any of their respective businesses, operations, products or services is infringing or violating, or has infringed or violated, the Intellectual Property Rights of any third Person in a manner that has or would reasonably be expected to have resulted in a material liability. In the last three (3) years, neither the Company nor any of its Subsidiaries has received written notice of any suit, claim, action, investigation or proceeding made, conducted or brought by a third Person against the Company or any of its Subsidiaries alleging that the Company or any of its Subsidiaries or any of its or their then current products or services or other operation of the Company’s or its Subsidiaries’ business infringed or violated the Intellectual Property Rights of any third Person that was not otherwise disclosed in the Company 10-K, and no such suit, claim, action, investigation or proceeding has been filed or, to the Knowledge of the Company, threatened in writing, alleging that the Company or any of its Subsidiaries or any of its or their current products or services or other operation of the Company’s or its Subsidiaries’ business infringes or violates the Intellectual Property Rights of any third Person. In the last three (3) years, there has been no pending or, to the Knowledge of the Company, threatened written claim challenging the validity or enforceability of, or contesting the Company’s or any of its Subsidiaries’ rights with respect to, any of the Company Intellectual Property. The Company and its Subsidiaries are not subject to any Order that materially restricts or impairs the use of any Company Intellectual Property.

(h) To the Knowledge of the Company, all Company Products conform in all material respects with all applicable material contractual commitments and all material express and implied warranties, the Company’s or any of its Subsidiaries’, as the case may be, published product specifications and with all regulations, certification standards and other requirements of any applicable Governmental Entity or third party, except, in each case, for failures to conform occurring in the ordinary course of business for which an adequate reserve has been accrued or established on the Company Balance Sheet. There is no presently pending, or, to the Knowledge of the Company, threatened, and, to the Knowledge of the Company, there is no basis for, any material civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings or demand letters relating to any alleged hazard or alleged defect in design, manufacture, materials or workmanship, including any failure to warn or alleged breach of express or implied warranty or representation, relating to any Company Product, in each case other than any such actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings or demand letters occurring in the ordinary course of business for which an adequate reserve has been accrued or established on the Company Balance Sheet.

(i) No software that is distributed as “open source software” or under a similar licensing or distribution model (collectively, “Open Source Materials”) (including the GNU General Public License and the LGPL) is incorporated into a Company Product in a manner such that the Company’s use or distribution of such Open Source Materials as incorporated into the Company Products gives rise to any obligation on the Company or any Subsidiaries to disclose or distribute any material Company Source Code, or to license any material Company Intellectual Property for the purpose of making derivative works or to distribute any material Company Intellectual Property or Company Product without charge.

(j) No Solar SPE owns any Intellectual Property Rights material to the business of the Company and its Subsidiaries, taken as a whole, or has any right to use or a license with respect to any Company Intellectual Property other than to the extent required to use the products and services sold or provided to the Solar SPE by the Company and/or its Subsidiaries.

3.21 Insurance. Each material insurance policy of the Company and its Subsidiaries is in full force and effect, no notice of cancellation, refusal to reissue or material increase in the premium therefor has been received with respect thereto, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder, except for such defaults that would not, individually or in the aggregate, result in a Material Adverse Effect. There is no material claim pending under any of such policies as to which coverage has been denied or disputed by the underwriters of such policies and there has been no written threatened termination of, or to material premium increase with respect to, any such policies.

3.22 Related Party Transactions. Except (a) as set forth in any Company SEC Report filed prior to the date hereof, and (b) for compensation or other employment arrangements in the ordinary course, there are no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any officer or director) thereof, but not including any wholly owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Act in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders.

3.23 Brokers. Except for Deutsche Bank Securities Inc., there is no investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any financial advisor’s brokerage, finder’s or any other fee or commission in connection with the transactions contemplated by this Agreement.

3.24 Schedule TO and Schedule 14D-9.

(a) Any information provided by or on behalf of the Company or any of its directors, officers, employees, affiliates, agents or other representatives for inclusion or incorporation by reference in the Schedule TO or the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The Schedule 14D-9 will, when filed with the SEC, comply as to form in all material respects with the applicable requirements of the Exchange Act and all other applicable Laws. The Schedule 14D-9, when filed with the SEC and on the date first disseminated to the Company stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by the Company with respect to information supplied by Parent or any of its directors, officers, employees, affiliates, agents or other representatives for inclusion or incorporation by reference in the Schedule 14D-9.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as set forth in the disclosure letter (the “Parent Disclosure Schedule”) delivered by Parent to the Company dated as of the date hereof, which Parent Disclosure Schedule identifies by reference to, or has been grouped under a heading referring to, a specific section of this Agreement and constitutes an exception hereto and disclosure made pursuant to any section of the Parent Disclosure Schedule shall be deemed to be disclosed against each of the other sections of this Agreement to the extent the applicability of the disclosure to such other section is reasonably apparent from the disclosure made (without reference to the underlying documents referenced therein), Parent represents and warrants to the Company as follows:

4.1 Organization and Standing.

(a) Parent is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Parent has the requisite corporate, limited liability or other power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets.

(b) Parent is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a material adverse effect on Parent. Parent has delivered or made available to the Company complete and correct copies of the certificate of incorporation and bylaws (or other equivalent charter documents, as applicable) of Parent. Parent is not in violation of its certificate of incorporation, bylaws or other equivalent charter documents, as applicable.

4.2 Corporate Approvals. Parent has all requisite corporate power and authority to execute and deliver this Agreement and each of the Related Agreements to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery by Parent of this Agreement and each of the Related Agreements to which it is a party, the performance by Parent of its obligations hereunder and thereunder, and, assuming the accuracy in all respects of the representations and warranties of the Company set forth in Section 3.4, the consummation by Parent of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and no additional corporate or other actions or proceedings (including a vote of Parent’s stockholders) on the part of Parent or Total S.A. are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby and by the Related Agreements. This Agreement and each of the Related Agreements to which Parent is a party have been duly executed and delivered by Parent and, assuming the due authorization, execution and delivery by the other parties thereto, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency (including, without limitation, all Laws relating to fraudulent transfers), reorganization, moratorium and other similar Laws affecting or relating to creditors rights generally and is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

4.3 Non-contravention; Required Consents.

(a) The execution, delivery or performance by Parent of this Agreement, the Related Agreements, the consummation by Parent of the transactions contemplated hereby and thereby and the compliance by Parent with any of the terms hereof and thereof do not and will not (i) violate or conflict with any provision of the certificate of incorporation, bylaws or other equivalent constituent documents (as applicable) of Parent, (ii) violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any material Contract to which Parent, Total S.A. or any of their Subsidiaries is a party, by which Parent, Total S.A. or any of their Subsidiaries are bound or to which any of the assets or properties of Parent, Total S.A. or any of their Subsidiaries is subject, (iii) assuming compliance with the matters referred to in Section 4.3(b), violate or conflict with any Law or Order applicable to Parent, Total S.A. or any of their Subsidiaries or by which any of their properties or assets are bound or (iv) result in the creation of any Lien upon any of the properties or assets of Parent, Total S.A. or any of their Subsidiaries, except, in the case of each of clauses (ii), (iii) and (iv) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or Liens which would not, individually or in the aggregate, be reasonably expected to have a material adverse effect on the ability of Parent to consummate the Offer.

(b) No consent of any Governmental Authority is required on the part of Parent or any of its Affiliates in connection with the execution, delivery and performance by Parent of this Agreement and the Related Agreements and the consummation by Parent and Total S.A. of the transactions contemplated hereby and thereby, except (i) applicable requirements, if any, of the Securities Act, the Exchange Act, state securities laws, the rules and regulations of Nasdaq, (ii) compliance with any applicable requirements of the HSR Act and the EC Merger Regulation, and (iii) such other Consents, the failure of which to obtain would not, individually or in the aggregate, be reasonably expected to have a material adverse effect on the ability of Parent to consummate the Offer.

4.4 Litigation; Orders. As of the date hereof, there is no Legal Proceeding pending or, to the Knowledge of Parent, threatened, against Parent, Total S.A. or any of its Subsidiaries or any of their respective properties that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Parent to consummate the Offer. Neither Parent nor any of its Subsidiaries is subject to any outstanding Order, except for Orders that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Parent to consummate the Offer.

4.5 Ownership of Company Capital Stock. Prior to the date hereof, Parent, alone or together with any other Person, was not at any time during the last three (3) years an “interested stockholder” within the meaning of Section 203 of the DGCL.

4.6 Brokers. Except for Credit Suisse Securities (Europe) Limited, there is no investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries who is entitled to any financial advisor’s, brokerage, finders’ or other similar fee or commission in connection with the transactions contemplated by this Agreement.

4.7 Financing. Parent has sufficient cash for the timely satisfaction of all of Parent’s obligations under this Agreement, including payment of the aggregate Offer Price.

4.8 Schedule TO and Schedule 14D-9.

(a) The Schedule TO and the Offer Documents will, when filed with the SEC, comply as to form in all material respects with the applicable requirements of the Exchange Act and all other applicable Laws. The Schedule TO and the Offer Documents, when filed with the SEC and on the date first published, sent or given to the Company stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by Parent with respect to information supplied by or on behalf of the Company or any of its directors, officers, employees, affiliates, agents or other representatives for inclusion or incorporation by reference in the Schedule TO or the Offer Documents.

(b) Any information provided in writing by Parent or any of its directors, officers, employees, affiliates, agents or other representatives for inclusion or incorporation by reference in the Schedule 14D-9 shall not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Reasonable Best Efforts to Complete.

(a) Upon the terms and subject to the provisions set forth in this Agreement, each of Parent and the Company shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party or parties hereto in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including by:

(i) using its reasonable best efforts to cause the conditions to the Offer set forth in Annex A to be satisfied or fulfilled;

(ii) using its reasonable best efforts to make any necessary filings with respect to the Offer under the Exchange Act;

(iii) using its reasonable best efforts to obtain all necessary or appropriate consents, waivers and approvals, and to provide all necessary notices, under Material Contracts so as to maintain and preserve the benefits under such Contracts following the consummation of the transactions contemplated by this Agreement;

(iv) making all necessary registrations, declarations and filings with Governmental Authorities in connection with this Agreement and the consummation of the transactions contemplated hereby, and obtaining all necessary actions or non-actions, waivers, clearances, consents, approvals, Orders and authorizations from Governmental Authorities (including any necessary antitrust approvals) in connection with this Agreement and the consummation of the transactions contemplated hereby; and

(v) assisting the other parties in (A) making all necessary registrations, declarations and filings with Governmental Authorities in connection with this Agreement and the consummation of the transactions contemplated hereby, including by providing such information regarding itself, its Affiliates and their respective operations as may be requested in connection with a filing by it or any of its Subsidiaries and (B) obtaining all necessary actions or non-actions, waivers, clearances, consents, approvals, Orders and authorizations from Governmental Authorities (including any necessary antitrust approvals) in connection with this Agreement and the consummation of the transactions contemplated hereby.

(b) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Section 5.1 or elsewhere in this Agreement shall be deemed to require Parent or the Company or any Subsidiary thereof to agree to any divesture by itself or any of its Affiliates of shares of capital stock or of any business, assets or property, or the imposition of any limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

5.2 Regulatory Filings.

(a) Without limiting the generality of the provisions of Section 5.1, (i) as promptly as practicable following the execution and delivery of this Agreement (and in any event, within ten (10) Business Days after the date thereof), each of Parent and the Company shall file with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) a Notification and report Form in accordance with the HSR Act with respect to the Offer, and (ii) as promptly as practicable following the execution and delivery of this Agreement, each of Parent and the Company, as applicable, shall make all necessary filings with the European Commission (the “Commission” and, together with the FTC, the Antitrust Division and, if the Commission has taken a decision to refer the whole or part of the transactions contemplated by the Agreement to the competent authorities of a Member State in accordance with Article 9(3) of the EC Merger Regulation, such competent authorities, the “Applicable Governmental Authorities”), and thereafter make any other required submissions and respond as promptly as practicable to any requests from the Commission for additional information or documentary material required under the EC Merger Regulation. The Company and Parent shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable Laws and Orders, all the documentation and information relating to either party and any of its respective Subsidiaries, that appears in any application, notice, petition, filing and documentation made with, or written materials submitted to, any third party or any Applicable Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. Parent and the Company shall promptly advise each other upon receiving any substantive communication from any Applicable Governmental Authority regarding any of the transactions contemplated by this Agreement.

(b) Each of Parent and the Company shall (i) cooperate and coordinate with the other in the making and submitting the applications, notices, petitions and filings contemplated by this Section 5.2, (ii) subject to applicable Laws and Orders, supply the other promptly with any information that may be required in order to effectuate such applications, notices, petitions and filings, and (iii) supply promptly any additional information that may be required or reasonably requested by any Applicable Governmental Authority in connection with such applications, notices, petitions and filings. Subject to applicable Laws and Orders, each party hereto shall (A) promptly inform the other party hereto of any substantive communication from any Applicable Governmental Authority regarding any of the transactions contemplated by this Agreement, (B) permit the other party hereto the opportunity to review in advance all the information relating to Parent and its Subsidiaries or the Company and its Subsidiaries, as the case may be, that appears in any application, notice, petition or filing made with, or written materials submitted to, any third party and/or any Applicable Governmental Authority in connection with the transactions contemplated hereby, (C) not participate in any substantive meeting or discussion with any Applicable Governmental Authority in respect of any filing, investigation, or inquiry concerning the transactions contemplated hereby unless and until such party has consulted with the other party, and, to the extent permitted by such Applicable Governmental Authority, give the other party the opportunity to attend such meeting or discussion, and (D) furnish the other party with copies of all substantive correspondences, filings, and written communications between them and their Subsidiaries and Representatives, on the one hand, and any Applicable Governmental Authority or its respective staff, on the other hand, with respect to the transactions contemplated hereby. If any party hereto or Affiliate thereof receives a request for additional information or documentary material from any such Applicable Governmental Authority with respect to the transactions contemplated by this Agreement, then such party shall use its reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.

(c) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Section 5.2 or elsewhere in this Agreement shall be deemed to require Parent or the Company or any Subsidiary thereof to agree to any divestiture by itself or any of its Affiliates of shares of capital stock or of any business, assets or property, or the imposition of any limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

5.3 No Solicitation.

(a) Subject to Section 5.3(c) below, the Company and its Subsidiaries shall not, and shall not authorize or permit each of their respective Representatives to, continue any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal or Acquisition Transaction.

(b) Subject to Section 5.3(c) below, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement in accordance with Article VI and the Offer Closing, the Company shall not, the Company shall cause its Subsidiaries not to, and the Company shall not authorize or permit any of its, any of its Subsidiaries or any of their respective Representatives to, directly or indirectly:

(i) solicit, initiate, knowingly encourage, knowingly induce or knowingly facilitate any inquiry with respect to, or the making, submission or announcement of, an Acquisition Proposal or an Acquisition Transaction;

(ii) furnish to any Person (other than Parent, its Affiliates or any of its or their designees) any non-public information relating to the Company or any of its Subsidiaries, or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to any Person (other than Parent, its Affiliates or any of its or their designees), or take any other action, in each case in a manner that is intended or would be reasonably expected to assist or facilitate the making of any Acquisition Proposal or an Acquisition Transaction;

(iii) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal or an Acquisition Transaction;

(iv) approve, endorse or recommend, or propose to approve, endorse or recommend, an Acquisition Proposal or an Acquisition Transaction;

(v) enter into any merger agreement, letter of intent, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement contemplating or otherwise relating to, or that is intended to, or would reasonably be expected to, lead to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement);

(vi) terminate, amend or waive any rights under (or fail to enforce by seeking an injunction or by seeking to specifically enforce the terms of) any “standstill” or other similar agreement between the Company or any of its Subsidiaries and any other Person, unless such Person enters into an Acceptable Confidentiality Agreement (which would supersede any existing “standstill” or other similar agreement) in accordance with Section 5.3(c);

(vii) take any other action to exempt any Person, other than Parent, from DGCL Section 203 or any other applicable anti-takeover Laws (except as contemplated by the Affiliation Agreement); or

(viii) agree or propose to do any of the foregoing.

(c) (i) Notwithstanding the foregoing terms of Section 5.3(a), Section 5.3(b) or any other provision in this Agreement, at any time prior to the Offer Closing, the Company Board may, directly or indirectly through advisors, agents or other intermediaries, (x) engage or participate in discussions or negotiations with any Person that has, after the date hereof, made (and not withdrawn) a bona fide written Acquisition Proposal that was not received as a result of any material breach or violation of the terms of Section 5.3(a) or Section 5.3(b) (including any such material breach deemed to have occurred pursuant to Section 5.3(d)) and that the Company Board shall have reasonably determined in good faith (after consultation with its financial advisor and its outside legal counsel) that such Acquisition Proposal either constitutes or is reasonably likely to lead to a Superior Proposal, and/or (y) make available or furnish any non-public information relating to the Company or any of its Subsidiaries to any Person that has made (and not withdrawn) an Acquisition Proposal contemplated by the foregoing subclause (x) pursuant to a confidentiality and “standstill” agreement with such Person, the terms of which are no less favorable to the Company than those contained in the Confidentiality Agreement (provided, however that such “standstill” provision may permit such person to make a non-public Acquisition Proposal to the Company Board providing for a negotiated Acquisition Transaction) (an “Acceptable Confidentiality Agreement”); provided, however, that in the case of any action taken pursuant to the preceding clauses (x) or (y): the Company shall have given Parent at least thirty-six (36) hours prior written notice of (A) its intent to take the action permitted by this Section 5.3(c), (B) the identity of the Person(s) making such Acquisition Proposal, and (C) all of the material terms and conditions of such Acquisition Proposal (unless such Acquisition Proposal is in written form, in which case the Company shall give Parent a copy thereof together with the commitment letters and other material documents constituting or relating to such Acquisition Proposal); and

(ii) prior to or contemporaneously with furnishing any non-public information to such Person, the Company shall have furnished or made available such non-public information to Parent (to the extent such information has not been previously furnished or made available by the Company to Parent).

(d) Without limiting the generality of the foregoing, Parent and the Company acknowledge and hereby agree that any action taken by any Representative of the Company or any of its Subsidiaries that would be a breach of the restrictions set forth in this Section 5.3 if taken by the Company shall be deemed to be a breach of this Section 5.3 by the Company for all purposes of and under this Agreement.

(e) In addition to the obligations of the Company set forth in Section 5.3(b), the Company shall promptly, and in all cases within twenty-four (24) hours of its Knowledge of receipt, advise Parent in writing of the receipt by the Company, any of its Subsidiaries or any of their respective Representatives of (i) any Acquisition Proposal, (ii) any request for information that would reasonably be expected to lead to an Acquisition Proposal or (iii) any inquiry with respect to, or which would reasonably be expected to lead to, any Acquisition Proposal. In connection with such notice, the Company shall provide Parent with the material terms and conditions of such Acquisition Proposal, request or inquiry (and all material agreements, commitment letters and other material documents constituting or relating to such Acquisition Proposal), and the identity of the Person or group making any such Acquisition Proposal, request or inquiry. At all times from and after the Company’s, any of its Subsidiary’s or any of their respective Representative’s receipt thereof, the Company shall keep Parent reasonably informed of the status and material terms and conditions (including all amendments or proposed amendments) of any such Acquisition Proposal, request or inquiry.

(f) The Company shall provide Parent with at least forty-eight (48) hours prior written notice (or any shorter period of advance notice provided to members of the Company Board) of a meeting of the Company Board (or any committee thereof) at which the Company Board (or any committee thereof) is reasonably expected to consider an Acquisition Proposal or Acquisition Transaction.

5.4 Company Board Recommendation.

(a) Subject to the terms of Sections 5.4(b)-(c), the Company Board shall recommend that the Company stockholders accept the Offer and tender their Shares pursuant to the Offer (the “Company Board Recommendation”).

(b) Neither the Company Board nor any committee thereof shall (i) fail to make the Company Board Recommendation to the holders of the Company Shares, (ii) withhold, withdraw, amend or modify in a manner adverse to Parent, or publicly propose to withhold, withdraw, amend or modify in a manner adverse to Parent, the Company Board Recommendation, (iii) adopt, approve, recommend, endorse or otherwise declare advisable the adoption of any Acquisition Proposal, (iv) in the case of a publicly announced or publicly disclosed Acquisition Proposal that is not a tender or exchange offer, fail to reaffirm the Company Board Recommendation within ten (10) Business Days after a written request by Parent that the Company do so, it being understood that any publicly announced or publicly disclosed material amendment or modification to any such Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this clause (iv) (and, if applicable, Parent shall specify in its written request whether or not such request is in respect of a material amendment or modification to any such Acquisition Proposal); provided that the Company shall not be obligated to reaffirm the Company Board Recommendation on more than one occasion in response to an Acquisition Proposal and any such failure to reaffirm on more than one occasion in response to any such Acquisition Proposal shall not constitute a Company Board Recommendation Change, (v) in the case of an Acquisition Proposal that is a tender or exchange offer, fail to have filed within ten (10) Business Days after the public announcement of the commencement of such Acquisition Proposal a Schedule 14D-9 pursuant to Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act recommending that the Company stockholders reject such Acquisition Proposal and not tender any shares of Company Common Stock into such tender or exchange offer, or (vi) publicly resolve, agree or propose to take any such actions (each such foregoing action or failure to act in clauses (i) through (vi) being referred to herein as a “Company Board Recommendation Change”); provided, however, that nothing in this Agreement shall prohibit the Company Board from disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act; provided, however, that any disclosure other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, an express rejection of any applicable Acquisition Proposal or an express reaffirmation of its recommendation to its stockholders in favor of the Offer shall be deemed to be a Company Board Recommendation Change.

(c) Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, if, at any time prior to the Offer Closing, the Company Board receives a Superior Proposal or an Intervening Event occurs, the Company Board may effect a Company Board Recommendation Change provided that:

(i) the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that failure to effect a Company Board Recommendation Change would be inconsistent with its fiduciary duties to the Company stockholders under Delaware Law;

(ii) the Company has notified Parent in writing that it intends to effect a Company Board Recommendation Change, which notice shall include (A) with respect to a Superior Proposal a copy of the final form of all agreements, commitment letters and other material documents constituting or relating to such Superior Proposal or (B) in response to an Intervening Event, a description of the material facts and circumstances relating to such Intervening Event (in each case, a “Recommendation Change Notice”); provided that, notwithstanding anything to the contrary set forth in this Agreement, such Recommendation Change Notice shall in no event constitute a Company Board Recommendation Change;

(iii) upon Parent’s request, the Company shall have made its Representatives reasonably available to discuss and negotiate in good faith with Parent’s Representatives any proposed modifications to the terms and conditions of this Agreement during the Matching Period; and

(iv) if Parent shall have delivered to the Company a written proposal to alter the terms or conditions of this Agreement during such Matching Period that is capable of being accepted by the Company and, upon such acceptance would be legally binding on Parent, the Company Board shall have determined in good faith (after consultation with its financial advisor and outside legal counsel), after considering the terms of such proposal by Parent, that failure to effect a Company Board Recommendation Change would continue to be inconsistent with its fiduciary duties to the Company stockholders under Delaware Law. Any material amendment or modification to any Superior Proposal will be deemed to be a new Superior Proposal for purposes of this Section 5.4(c) (and require a new Matching Period, except that all references to “five (5) Business Days” in the definition of “Matching Period” shall be references to “three (3) Business Days”). The Company shall keep confidential any proposals made by Parent to revise the terms of this Agreement, other than in the event of any amendment to this Agreement and to the extent required to be disclosed in any Company SEC Reports.

5.5 Access.

(a) Subject to any restrictions imposed under applicable Laws, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement in accordance with Article VI and the Offer Closing, the Company shall afford Parent and its accountants, legal counsel and other Representatives reasonable access during normal business hours, upon reasonable notice, to any assets, properties, contracts, books, records and personnel of the Company and its Subsidiaries as Parent may reasonably request; provided, however, that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (i) any applicable Law requires the Company to restrict or otherwise prohibit access to such documents or information, (ii) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information, or (iii) access to a Contract of the Company or any of its Subsidiaries would violate or cause a default under, or give a third party the right terminate or accelerate the rights under, such Contract; and provided further, that no information or knowledge obtained by Parent in any investigation conducted pursuant to the access contemplated by this Section 5.5 shall affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or otherwise impair the rights and remedies available to Parent hereunder. In the event that the Company does not provide access or information in reliance on the preceding sentence, it shall use its reasonable best efforts to communicate the applicable information to Parent in a way that would not violate the applicable Law, Contract or obligation or to waive such a privilege. Any investigation conducted pursuant to the access contemplated by this Section 5.5 shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries. Any access to the Company’s properties shall be subject to the Company’s reasonable security measures and insurance requirements and shall not include the right to perform invasive testing. The terms and conditions of the Confidentiality Agreement shall apply to any information obtained by Parent or any of its Representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 5.5.

(b) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of (i) a Company Board Recommendation Change, (ii) the termination of this Agreement in accordance with Article VI and (iii) the Offer Closing, the Company shall, and shall cause its Subsidiaries to, make available to Parent a copy of each Annual and Quarterly report on Form 10-K or 10-Q (as applicable), and each registration statement proposed to be filed by the Company with the SEC during such period a reasonable period of time prior to the filing of such reports or registration statements (and in any event, provide the then current draft thereof at least two (2) Business Days prior to the filing thereof with the SEC).

5.6 Notification of Certain Matters. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement in accordance with Article VI and the Offer Closing, each of Parent and the Company shall promptly notify the other upon obtaining Knowledge that any representation or warranty made by such party in this Agreement has become untrue or inaccurate in any material respect or that such party has breached or failed to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by such party under this Agreement; provided, however, that any failure to provide any such notice shall not trigger the condition to the Offer set forth in paragraph (6) of Annex A.

5.7 Public Disclosure. None of the Company, on the one hand, or Parent, on the other hand, shall issue any public release or make any public announcement concerning this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any applicable

United States securities exchange or regulatory or Governmental Authority to which the relevant party is subject or submits, wherever situated, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party or parties hereto reasonable time to comment on such release or announcement in advance of such issuance (it being understood that the final form and content of any such release or announcement, as well as the timing of any such release or announcement, shall be at the final discretion of the disclosing party). The Company and Parent agree that the press release announcing the execution and delivery of this Agreement shall be a joint release of, and shall not be issued prior to the approval of each of, the Company, on the one hand, and Parent on the other hand. Notwithstanding the foregoing provisions of this Section 5.7, (i) Parent, its Representatives, the Company and its Representatives may make public releases or announcements concerning the transactions contemplated hereby that are not inconsistent with previous press releases or announcements made by Parent and/or the Company in compliance with this Section 5.7 and (ii) the restrictions set forth in this Section 5.7 shall not apply to any release or announcement made or proposed following a Company Board Recommendation Change if related to such Company Board Recommendation Change or any Superior Proposal or Intervening Event in connection therewith.

5.8 Certain Litigation. The Company shall promptly advise Parent of any litigation commenced after the date hereof against the Company or any of its directors (in their capacity as such) by any Company stockholders (on their own behalf or on behalf of the Company) relating to this Agreement or the transactions contemplated hereby, and shall keep Parent reasonably informed regarding any such litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any such stockholder litigation.

5.9 Reclassification.

(a) Subject to Company’s receipt of a tax opinion of Jones Day, Skadden, Arps, Slate, Meagher & Flom LLP or other outside counsel to the Company reasonably acceptable to Parent regarding the effect of implementing the Reclassification Proposal, which tax opinion is reasonably satisfactory to Parent and, to the extent so required pursuant to any written agreement entered into between the Company and Cypress Semiconductor Corporation (“Cypress”), reasonably satisfactory to Cypress, the Company shall establish a record date for, call, give notice of, convene and hold a meeting of the Company stockholders as promptly as practicable following the Offer Closing, but in no event later than the six (6) month anniversary of the Offer Closing, for the purpose of voting upon a proposal to amend the Company’s Certificate of Incorporation to reclassify all outstanding shares of the Company’s Class A Common Stock and Class B Common Stock into a single class of common stock named “Common Stock” which shall have the same voting powers, preferences, rights and qualifications, limitations and restrictions as the Class A Common Stock as of the date of this Agreement (the “Reclassification Proposal”).

(b) Parent shall vote all shares of Company Common Stock acquired in the Offer (or otherwise owned by it or any of its respective wholly owned Subsidiaries as of the applicable record date) in favor of (x) the Reclassification Proposal in accordance with the DGCL, and (y) an increase in the number of shares available for issuance under the Company Plans by 2,500,000, in each case at such Company stockholder meeting or otherwise.

5.10 Anti-Takeover Laws. In the event that any state anti-takeover or other similar statute or regulation is or becomes applicable to this Agreement or any of the transactions contemplated by this Agreement, the Company, at the direction of the Company Board, and Parent, at the direction of the Parent Board, each shall use its reasonable best efforts to provide that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms and subject to the provisions set forth in this Agreement, and otherwise to minimize the effect of such statute or regulation on this Agreement and the transactions contemplated hereby.

5.11 Confidentiality. Parent and the Company hereby acknowledge that Parent and the Company have previously executed an Amended and Restated Confidentiality Agreement, dated as of November 4, 2010 (the “Confidentiality Agreement”), which will continue in full force and effect in accordance with its terms; provided, however, that notwithstanding anything to the contrary set forth in the Confidentiality Agreement, Parent or any of its Affiliates shall be permitted to negotiate with the Company and submit proposals pursuant to Section 5.4(c) and Section 6.1(g).

5.12 Certain Forbearances. Except as (i) set forth in Section 5.12 of the Company Disclosure Schedule or (ii) consented to in writing by Parent, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 6.1 and the Offer Closing, the Company shall not take any of the following actions and shall not permit any of its Subsidiaries to take any of the following actions:

(a) any amendment to the Company’s bylaws or certificate of incorporation, except as expressly contemplated by Section 5.1 of the Affiliation Agreement;

(b) any amendment or redemption of the Company Rights Plan, except as expressly contemplated by this Agreement or Section 5.1 of the Affiliation Agreement.

(c) any action described in paragraphs (c), (d), (f), (g) or (h) of Section 4.3 of the Affiliation Agreement, except (i) in the case of paragraph (d) thereof, for any sale, lease, license, transfer or other disposition of Solar SPEs in the ordinary course of business, and (ii) in the case of paragraph (f) thereof, in connection with refinancing or replacing any of the 1.25% Convertible Debentures, the issuance of a new convertible debenture issued on or after July 1, 2011 on no less favorable terms than the 1.25% Convertible Debentures being refinanced or replaced with respect to ranking (senior/senior sub/subordinated), financial covenants, operational covenants, and events of default, and whether issued prior to or after the replacement of such 1.25% Convertible Debentures; provided, however, that the Company shall have provided Parent with written notice of such issuance at least five Business Days prior to such issuance (which notice shall contain a reasonably detailed summary of the material terms and conditions of such new convertible debentures) and shall have consulted with Parent during such five Business Day period;

(d) any issuance, sale, pledge, disposition, granting or encumbrance of any shares of any class of capital stock of the Company, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest and including any Company Stock Awards or voting securities), of the Company, except for (i) the grant of Company Stock Awards or voting securities under the Company Plans in the ordinary course of business consistent with past practice, (ii) the issuance of shares of Company Common Stock upon the exercise of the Company Options or the vesting or settlement of Company Restricted Stock or Company Restricted Stock Unit awards outstanding on the date hereof or granted in accordance with this Section 5.12(d), and (iii) upon the conversion or exercise of Convertible Debentures outstanding on the date hereof;

(e) any declaration, setting aside, making or payment of any dividend or other distribution (payable in cash, stock, property or otherwise) with respect to, or any reclassification, combination, split or subdivision of, any shares of any class of capital stock of the Company;

(f) any redemption, purchase or other acquisition, directly or indirectly, of any shares of any class of capital stock of the Company, except for (i) Tax withholdings and exercise price settlements upon exercise of Company Options or with respect to Company Restricted Stock or Company Restricted Stock Unit awards, in each case in the ordinary course of business and in compliance with applicable Law and (ii) purchases of shares of Company Common Stock or Convertible Debentures from the holders thereof in one or more privately negotiated transactions which are not effected in the open market and would not constitute a tender offer in accordance with applicable laws; or

(g) any announcement of an intention to enter into, or entry into, any formal or informal Contract or any commitment to do any of the foregoing.

5.13 Rule 14d-10(d) Matters. The parties acknowledge that certain payments have been made or are to be made and certain benefits have been granted or are to be granted according to employment compensation, severance and other employee benefit plans of the Company and its Subsidiaries, including the Employee Plans (collectively, the “Employment Compensation Arrangements”), to certain holders of Shares and Company Stock Awards (collectively, the “Covered Securityholders”). The Compensation Committee of the Company Board (the “Company Compensation Committee”), each member of which is an “independent director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act, (i) at a meeting to be held prior to the expiration of the Offer, will duly adopt resolutions approving as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act each Employment Compensation Arrangement presented to the Company Compensation Committee on or prior to the expiration of the Offer, and (ii) will take all other actions necessary to satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to the Employment Compensation Arrangements.

ARTICLE VI

TERMINATION, AMENDMENT AND WAIVER

6.1 Termination Prior to the Offer Closing. This Agreement may be terminated and the Offer may be abandoned at any time prior to the Offer Closing (it being agreed that the party hereto terminating this Agreement pursuant to this Section 6.1 shall give prompt written notice of such termination to the other party or parties hereto):

(a) by mutual written agreement of Parent and the Company; or

(b) by either Parent or the Company, if the Offer Closing has not occurred prior to 11:59 p.m. (California time) on December 31, 2011 (the “Termination Date”); provided, however that the right to terminate this Agreement pursuant to this Section 6.1(b) shall not be available to any party hereto whose action or failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in any of the conditions to the Offer set forth in Annex A to fail to be satisfied and such action or failure to act constitutes a material breach of this Agreement; or

(c) by Parent or the Company, in the event that the Offer shall have expired in accordance with its terms and shall not have been extended and is not required to be extended pursuant to the provisions of this Agreement, without the Offer Closing having occurred; or

(d) by Parent or the Company, in the event that any Governmental Authority of competent jurisdiction shall have (i) enacted, issued or promulgated any Law that is in effect and has the effect of making the consummation the Offer illegal, or (ii) issued or granted any Order that is in effect and has the effect of making the Offer illegal, and such Order has become final and non-appealable; or

(e) by the Company, in the event that (i) the Company is not then in material breach of its covenants, agreements and other obligations under this Agreement, and (ii) Parent shall have breached or otherwise violated any of its material covenants, agreements or other obligations under this Agreement in any material respect, or any of the representations and warranties of Parent set forth in this Agreement shall have become inaccurate, which breach, violation or inaccuracy, individually or in the aggregate with other such breaches, violations or inaccuracies, would reasonably be expected to prevent the consummation of, or give Parent the right not to consummate, the Offer, and have not been cured prior to the later of (A) any then scheduled expiration of the Offer or (B) thirty (30) days after the giving of written notice by the Company to Parent of such breach, violation or inaccuracy; or

(f) by Parent, in the event that (i) Parent is not then in material breach of its covenants, agreements and other obligations under this Agreement, and (ii) the Company shall have breached or otherwise violated any of its material covenants, agreements or other obligations under this Agreement, or any of the representations and warranties of the Company set forth in this Agreement shall have become inaccurate, in either case such that the events set forth in paragraphs (5) or (6) of Annex A shall have occurred, and have not been cured, prior to the later of

(A) any then scheduled expiration of the Offer or (B) thirty (30) days after the giving of written notice by Parent to the Company of such breach, violation or inaccuracy; or

(g) by the Company, in the event that (i) the Company shall have received a Superior Proposal; (ii) the Company Board shall have determined in good faith (after consultation with outside legal counsel) that the failure to enter into a definitive agreement relating to such Superior Proposal would be inconsistent with its fiduciary duties to the Company stockholders under Delaware Law; (iii) the Company has notified Parent in writing of the Superior Proposal, which notice shall include a copy of the material terms and conditions of such Superior Proposal (and the final form of all agreements, commitment letters and other material documents constituting or relating to such Superior Proposal) (a “Superior Proposal Notice”); provided that, notwithstanding anything to the contrary set forth in this Agreement, such Superior Proposal Notice shall in no event constitute a Company Board Recommendation Change; (iv) if requested by Parent, the Company shall have made its Representatives reasonably available to discuss and negotiate in good faith with Parent’s Representatives any proposed modifications to the terms and conditions of this Agreement during the Matching Period; (v) if Parent shall have delivered to the Company during such Matching Period a written proposal that if accepted by the Company would be binding on Parent to alter the terms or conditions of this Agreement, the Company Board shall have determined in good faith (after consultation with its financial advisors and outside legal counsel), after considering the terms of such proposal by Parent, that the Superior Proposal giving rise to such Superior Proposal Notice continues to be a Superior Proposal; and (vi) concurrently with the termination of this Agreement, the Company pays Parent the Termination Fee payable to Parent pursuant to Section 6.3(b)(ii); provided that any material amendment or modification to any Superior Proposal will be deemed to be a new Superior Proposal for purposes of this Section 6.1(g) (and require a new Matching Period, except that all references to five (5) Business Days in the definition of “Matching Period” shall be references to three (3) Business Days); or

(h) by Parent, in the event that (i) the Company Board or any committee thereof shall have effected a Company Board Recommendation Change (whether or not in compliance with the terms of this Agreement) or (ii) the Company shall have violated or breached any of its obligations and agreements under Section 5.3 in any material respect.

6.2 Notice of Termination; Effect of Termination. Any proper and valid termination of this Agreement pursuant to Section 6.1 shall be effective immediately upon the delivery of written notice of the terminating party to the other party or parties hereto, as applicable. In the event of the termination of this Agreement pursuant to Section 6.1, this Agreement shall be of no further force or effect without liability of any party or parties hereto, as applicable (or any director, officer, employee, affiliate, agent or other representative of such party or parties) to the other party or parties hereto, as applicable, except (a) for the terms of Section 5.11, this Section 6.2, Section 6.3 and Article VII, each of which shall survive the termination of this Agreement, and (b) that nothing herein shall relieve any party or parties hereto, as applicable, from liability for any knowing and intentional breach of, or fraud in connection with, this Agreement. In addition to the foregoing, no termination of this Agreement shall affect the obligations of the parties hereto set forth in the

Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with its terms.

6.3 Fees and Expenses.

(a) General. Except as set forth in this Section 6.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party or parties, as applicable, incurring such expenses whether or not the Offer is consummated.

(b) Company Payments.

(i) The Company shall pay to Parent a fee equal to the sum of (A) the Parent Expenses, up to a maximum of Two Million Five Hundred Thousand Dollars ($2,500,000), plus (B) Forty Two Million Five Hundred Thousand Dollars ($42,500,000) (such sum, collectively, the “Termination Fee”), by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within five (5) Business Days (unless Parent agrees in writing to reject payment of such Termination Fee), in the event that (A) this Agreement is terminated pursuant to Section 6.1(b), Section 6.1(c) or Section 6.1(f) (provided that the breach giving rise to such termination pursuant to Section 6.1(f) shall have occurred following the public announcement or public disclosure of the Acquisition Proposal referenced in clause (B) below) and at the time of such termination the Minimum Condition had not been satisfied, (B) following the execution and delivery of this Agreement and prior to the termination of this Agreement, an Acquisition Proposal shall have been publicly announced or shall have become publicly disclosed, and (C) within three-hundred and sixty five (365) days following the termination of this Agreement, the Company (x) consummates a Competing Acquisition Transaction or (y) enters into a definitive agreement providing for a Competing Acquisition Transaction that is subsequently consummated (whether or not such Competing Acquisition Transaction is with respect to the Acquisition Proposal referenced in the preceding clause (B)). For purposes of the foregoing, a “Competing Acquisition Transaction” shall have the same meaning as an “Acquisition Transaction” except that all references therein to “fifteen percent (15%) or more” shall be deemed to be references to “at least a majority,” and the reference therein to “eighty-five percent (85%)” shall be deemed to be a reference to “fifty percent (50%)”.

(ii) In the event that this Agreement is terminated by the Company pursuant to Section 6.1(g), the Company shall pay to Parent the Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, as a condition to the effectiveness of such termination (unless Parent agrees in writing to reject payment of such Termination Fee).

(iii) In the event that this Agreement is terminated by Parent pursuant to Section 6.1(h), the Company shall pay to Parent the Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within five (5) Business Days (unless Parent agrees in writing to reject payment of such Termination Fee).

(iv) In the event this Agreement is validly terminated pursuant to Section 6.1(c) and at the expiration of the Offer the Minimum Condition is not satisfied, the Company shall pay to Parent, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, as promptly as possible following receipt of an invoice from Parent (but in any event within five (5) Business Days) all of Parent’s out-of-pocket fees and expenses (including legal and other third party advisors fees and expenses) incurred by Parent and its Affiliates on or prior to the valid termination of this Agreement in connection with the transactions contemplated by this Agreement, (the “Parent Expenses”), up to a maximum of Two Million Five Hundred Thousand Dollars ($2,500,000), provided, however, that the amount of any payment of Parent Expenses made pursuant to this Section 6.3(b)(iv) shall be credited against any Termination Fee that becomes payable pursuant to this Section 6.3(b).

(c) Enforcement. Each of Parent and the Company acknowledges and hereby agrees that the provisions of Section 6.3 are an integral part of the transactions contemplated by this Agreement, and that, without such provisions, neither Parent nor the Company would have entered into this Agreement. Accordingly, if the Company shall fail to pay in a timely manner any amounts due and payable pursuant to Section 6.3, and, in order to obtain such payment, Parent shall make a claim against the Company and such claim results in a judgment against the Company, the Company shall pay to Parent an amount in cash equal to Parent’s costs and expenses (including its attorneys fees and expenses) incurred in connection with such claim, together with interest at the prime rate of Citibank N.A. in effect on the date such payment was required to be made. The parties acknowledge and agree that in no event shall the Company be obligated to pay the Termination Fee on more than one occasion, whether or not the Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(d) Liquidated Damages. In the event that Parent shall accept payment of the Termination Fee pursuant to Section 6.3(b) (which Termination Fee Parent shall have the right to reject in its sole discretion), the receipt of the Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent any of its Affiliates or any other Person in connection with this Agreement (and the termination thereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, any of its Affiliates or any other Person shall be entitled to bring or maintain any other claim, action or proceeding against the Company arising out of this Agreement (and the termination thereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination.

6.4 Amendment. Subject to applicable Laws and subject to the other provisions of this Agreement, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent and the Company; provided, however, that after the Offer Closing, no amendment may be made that decreases the Offer Price.

6.5 Extension; Waiver. At any time and from time to time prior to the Offer Closing, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE VII

GENERAL PROVISIONS

7.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company and Parent set forth in this Agreement shall terminate at the Offer Closing, and only the covenants that by their express terms survive the Offer Closing shall so survive the Offer Closing in accordance with their respective terms.

7.2 Notices.

(a) All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; (iii) if sent by facsimile transmission before 5:00 p.m. in the time zone of the receiving party, when transmitted and receipt is confirmed; (iv) if sent by facsimile transmission after 5:00 p.m. in the time zone of the receiving party and receipt is confirmed, on the following Business Day; and (v) if otherwise actually personally delivered by hand, when delivered, in each case to the intended recipient, at the following addresses or facsimile numbers (or at such other address or telecopy numbers for a party as shall be specified by similar notice):

(b) if to Parent to:

Total Gas & Power USA, SAS

2, place Jean Millier

La Défense 6

92400 Courbevoie

France

Attention: Arnaud Chaperon, President

Facsimile: +33 1 47 44 27 90

with copies (which shall not constitute notice) to:

Total S.A.

2, place Jean Millier

La Défense 6

92400 Courbevoie

France

Attention: Humbert de Wendel, Senior Vice President Corporate Business Development

Facsimile: +33 1 47 44 50 95

Total S.A.

2, place Jean Millier

La Défense 6

92400 Courbevoie

France

Attention: Jonathan Mars, Vice President, Legal Director Mergers, Acquisitions & Finance

Facsimile: +33 1 47 44 43 05

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304-1050

Attention: David Segre and Richard Blake

Facsimile: (650) 493-6811

and

Wilson Sonsini Goodrich & Rosati

Professional Corporation

One Market Street

Spear Tower, Suite 3300

San Francisco, California 94105-1126

Attention: Michael Ringler and Denny Kwon

Facsimile: (415) 947-2099

(c) if to the Company, to:

SunPower Corporation

77 Rio Robles

San Jose, California 95314

Attention: Bruce Ledesma

Dennis Arriola

Facsimile: (510) 540-0552

with copies (which shall not constitute notice) to:

Jones Day

1755 Embarcadero Road

Palo Alto, California 94303

Attention: R. Todd Johnson

Steve Gillette

Facsimile: (650) 739-3900

and

Jones Day

3161 Michelson Drive, 8th Floor

Irvine, California 92612

Attention: Jonn R. Beeson

Facsimile: (949) 553-7539

7.3 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties, except that Parent may assign any or all of its rights, interests and obligations hereunder to one or more direct or indirect wholly owned Subsidiaries of Parent, but no such assignment shall relieve Parent of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

7.4 Entire Agreement. This Agreement and the agreements, documents, instruments and certificates among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Schedule, the Parent Disclosure Schedule, the Exhibits and Schedules hereto, the Related Agreements and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided, however, the Confidentiality Agreement shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect. Each party hereto agrees that, except for the representations and warranties set forth in this Agreement, neither Parent, on the one hand, nor the Company, on the other hand, makes any representations or warranties, express or implied, whatsoever, including as to the accuracy or completeness of any other information, made (or made available) by itself or any of its Representatives, with respect to, or in connection with, the negotiation, execution or delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery of disclosure to the other or the other’s Representatives of any documentation of any other information with respect to any one or more of the foregoing; provided, however, that notwithstanding the foregoing or anything to the contrary set forth in this Agreement, nothing in this Agreement shall relieve any party hereto for liability arising out of fraud or intentional misrepresentation.

7.5 Third Party Beneficiaries. Except, from and after the Offer Closing, for the rights of holders of Shares validly tendered and not withdrawn pursuant to the Offer and accepted for exchange by Parent pursuant to the Offer to receive the Offer Price pursuant to Article II, this Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder.

7.6 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such illegal, void or unenforceable provision of this Agreement with a legal, valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such illegal, void or unenforceable provision.

7.7 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

7.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

7.9 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. It is accordingly agreed that, in addition to any other remedy to which they are entitled at law or in equity, the parties hereto agree that, in the event of any breach or threatened breach by the Company, on the one hand, or Parent, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, and Parent, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement or to enforce compliance with, the covenants and obligations of the other under this Agreement. The Company, on the one hand, and Parent, on the other hand hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by such party (or parties), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party (or parties) under this Agreement. The parties hereto further agree that (x) by seeking the remedies provided for in this Section 7.9, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement (including monetary damages) in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 7.9 are not available or otherwise are not granted, and (y) nothing set forth in this Section 7.9 shall require any party hereto to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 7.9 prior or as a condition to exercising any termination right under Article VI (and pursuing damages after such termination), nor shall the commencement of any Legal Proceeding pursuant to this Section 7.9 or anything set forth in this Section 7.9 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article VI or pursue any other remedies under this Agreement that may be available then or thereafter.

7.10 Consent to Jurisdiction. Each of the parties hereto irrevocably consents and submits itself and its properties and assets to the exclusive jurisdiction and venue in any state court within the State of Delaware (or, if a state court located within the State of Delaware declines to accept jurisdiction over a particular matter, any court of the United States located in the State of Delaware) in connection with any matter based upon or arising out of this Agreement or the transactions contemplated hereby, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such Persons and waives and covenants not to assert or plead any objection which such Person might otherwise have to such jurisdiction, venue and process. Each party hereto hereby agrees not to commence any Legal Proceedings relating to or arising out of this Agreement or the transactions contemplated hereby in any jurisdiction or courts other than as provided herein.

7.11 Waiver Of Jury Trial. EACH OF PARENT AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

7.12 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

TOTAL GAS & POWER USA, SAS

By:	/s/ Arnaud Chaperon

Name:	Arnaud Chaperon

Title:	President

SUNPOWER CORPORATION

By:	/s/ Thomas H. Werner

Name:	Thomas H. Werner

Title:	Chief Executive Officer

[Signature Page to Tender Offer Agreement]

ANNEX A

CONDITIONS TO THE OFFER

Capitalized terms used in this Annex A and not otherwise defined herein shall have the meanings assigned to them in the Agreement to which it is attached. Notwithstanding any other provision of the Offer or the Agreement, Parent shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Parent’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered in connection with the Offer and, subject to the terms of the Agreement, may terminate or amend the Offer, if, immediately prior to any expiration of the Offer:

(1) the Minimum Condition shall not have been satisfied;

(2) (a) any waiting period (and extensions thereof) applicable to the transactions contemplated by the Agreement under the HSR Act shall not have expired or been terminated; or (b) (i) the Commission shall not have taken a decision under Article 6(1)(b) of the EC Merger Regulation (or has not been deemed to have taken a decision pursuant to Article 10(6) of the EC Merger Regulation) declaring that such transactions are compatible with the common market or (ii) if the Commission has taken a decision to refer the whole or part of the transactions contemplated by the Agreement to the competent authorities of a Member State in accordance with Article 9(3) of the EC Merger Regulation, any such authority shall not have taken a decision with equivalent effect to the decisions in clause (i) above with respect to those parts of the transactions referred to such authority and, where applicable, the Commission has not taken a decision as contemplated under (b)(i) above with respect to those parts of the transactions that have not been thus referred;

(3) any Applicable Governmental Authority of competent jurisdiction shall have (a) enacted, issued or promulgated any Law that is in effect as of immediately prior to the expiration of the Offer on the Expiration Date and has the effect of making the consummation of the Offer illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Offer, (b) issued or granted any Order that is in effect as of immediately prior to the expiration of the Offer on the Expiration Date and has the effect of making the consummation of the Offer illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Offer or (c) issued or granted any Order that is in effect as of immediately prior to the expiration of the Offer on the Expiration Date and has any of the effects set forth in paragraph (4) below;

(4) there shall be pending any Legal Proceeding commenced by any Applicable Governmental Authority of competent jurisdiction against Parent or the Company, or any of their respective affiliates, (a) seeking to enjoin the acquisition by Parent of any Shares pursuant to the Offer or seeking to restrain or prohibit the making or consummation of the Offer, (b) seeking to impose limitations on the ability of Parent, or render Parent unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer, (c) seeking to impose limitations on the

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ability of Parent effectively to exercise full rights of ownership of the Shares, including the right to vote the Shares purchased by it on all matters properly presented to the Company stockholders, or (d) seeking to prohibit or impose limitations on the ownership or operation by Parent of any portion of the business or assets of Parent or the Company (or any of their respective affiliates), or to compel Parent to dispose of or hold separate any portion of the business or assets of Parent or the Company (or any of their respective affiliates), in any such case in a manner that would be reasonably expected to (i) have a material adverse effect on the Company and its Subsidiaries, taken as a whole, (ii) have a material adverse effect on the Company, Total S.A. and their respective Subsidiaries, taken as a whole, or (iii) materially and adversely affect the benefits to be derived from the Offer;

(5) (a) any of the representations and warranties of the Company set forth in the first sentence of Section 3.1(a) (Organization and Standing), Section 3.2(a), (b) and (c) (Corporate Approvals) and Section 3.4(a), (b) and (c) (Capitalization) of the Agreement (collectively, the “Fundamental Representations”), (i) to the extent not qualified by materiality or “Material Adverse Effect,” is not true and correct in any material respect, and (ii) to the extent so qualified is not true and correct in any respect, on and as of any scheduled expiration of the Offer with the same force and effect as if made on and as of the scheduled expiration of the Offer (other than those representations and warranties which address matters only as of a particular date, which shall not have been so true and correct as of such particular date); provided, however, that for purposes of determining the accuracy of the Fundamental Representations for purposes of this paragraph (5)(a), any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of the execution and delivery of the Agreement shall be disregarded;

(b) any of the representations and warranties of the Company set forth in the Agreement (other than the Fundamental Representations) is not true and correct in any respect, on and as of any scheduled expiration of the Offer with the same force and effect as if made on and as of such date (other than those representations and warranties which address matters only as of a particular date, which shall have been true and correct in all respects only as of such particular date), except in any event for any failure to be so true and correct, individually or in the aggregate, which has not had a Material Adverse Effect; provided, however, that for purposes of determining the accuracy of the representations and warranties of the Company set forth in the Agreement for purposes of this paragraph (5)(b), (x) all “Material Adverse Effect” and materiality qualifiers set forth in such representations and warranties shall be disregarded and (y) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of the execution and delivery of the Agreement shall be disregarded;

(c) any of the representations and warranties of the Company set forth in the Credit Support Agreement, (i) to the extent not qualified by materiality or “Material Adverse Effect,” is not true and correct in any material respect, and (ii) to the extent so qualified is not true and correct in any respect, on and as of any scheduled expiration of the Offer with the same force and effect as if made on and as of the scheduled expiration of the Offer; or

(d) Parent shall not have received a certificate, validly executed for and on behalf of the Company and in its name by the Chief Executive Officer or Chief Financial Officer of

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the Company, dated as of the Expiration Date, certifying as to the satisfaction of the conditions set forth in this paragraph (5);

(6) the Company shall have failed to perform in any material respect any obligation to be performed by it under the Agreement or failed to perform in any material respect any covenant to be performed by it under the Agreement prior to any scheduled expiration of the Offer;

(7) a Material Adverse Effect on the Company shall have occurred or exists following the execution and delivery of the Agreement and is continuing; or

(8) the Agreement shall have been validly terminated in accordance with its terms.

The failure of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted prior to the Expiration Date.

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